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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                 ENTERTAINMENT DISTRIBUTION COMPANY (USA), LLC,

                                  AS PURCHASER,

                                       AND

                      UMG MANUFACTURING & LOGISTICS, INC.,

                                       AND

                  UNIVERSAL MUSIC & VIDEO DISTRIBUTION, CORP.,

                                   AS SELLERS

                            DATED AS OF MAY 9, 2005

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      ASSET PURCHASE AGREEMENT dated as of May 9, 2005, by and among
ENTERTAINMENT DISTRIBUTION COMPANY (USA), LLC, a Delaware limited liability company ("Purchaser"), and UMG MANUFACTURING & LOGISTICS, INC., a Delaware corporation ("UML"), and UNIVERSAL MUSIC & VIDEO DISTRIBUTION, CORP., a Delaware corporation ("UMVD," and together with UML, each a "Seller" and together the "Sellers").

                                    PREAMBLE

      WHEREAS, Sellers conduct the U.S. Business;

      WHEREAS, Sellers conduct a business similar to the U.S. Business in Hannover, Germany (the "European Business");

      WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, certain specified Assets of Sellers related to the U.S. Business, subject to Purchaser's assumption of certain specified Liabilities of Sellers related to the U.S. Business, all on the terms and subject to the conditions contained in this Agreement;

      WHEREAS, pursuant to a Share Purchase Agreement dated as of the date hereof (the "Share Purchase Agreement"), Affiliates of Sellers have agreed to sell to Purchaser (or its Affiliate), all of the Equity Interests of Universal Manufacturing and Logistics GmbH relating to the European Business; and

      WHEREAS, certain capitalized terms used in this Agreement are defined on Annex I attached hereto and incorporated herein.

      ACCORDINGLY, in consideration of the premises and the mutual representations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

                                   ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

1.1   TRANSFER OF PURCHASED ASSETS.

            (a) On the terms and subject to the conditions contained in this Agreement, at the Closing, Sellers shall (and shall cause their Affiliates to) sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Encumbrances (with the exception of Permitted Encumbrances), and Purchaser shall purchase and acquire from Sellers (or their Affiliates, as applicable), all of the right, title and interest of Sellers (or the applicable Affiliate) in, to and under the Assets of every kind, nature and description, whether real, personal or mixed, tangible or intangible, exclusively used in, held for use in or otherwise relating exclusively to the U.S. Business (but excluding all the Excluded Assets), including the following:

                  (i)   all Inventory;

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                  (ii)  all Other Inventory;

                  (iii) without regard to the use of the term "exclusively" used in the initial paragraph of Section 1.1(a), all machinery, equipment, fixtures, office furniture, tools and other tangible Assets, including all manufacturing, production, maintenance, packaging, testing and other machinery, tooling and equipment, molds, presses, motor vehicles and other vehicles, spare or replacement parts, metal parts, silk screens, furniture, office equipment, supplies and other items of tangible personal property used in the U.S. Business and located at the Facilities (other than office furniture used by employees to be retained by Sellers or their Affiliates in Fishers, Indiana) or listed in Section 1.1(a)(iii) of the Seller Disclosure Schedule;

                  (iv) all rights under all Contracts specifically and exclusively relating to the U.S. Business (other than the Excluded Contracts) (collectively, the "Assigned Contracts");

                  (v) the Owned Real Property of Sellers and their Affiliates, together with all appurtenances to such Real Property and all structures, fixtures, equipment, machinery and improvements, in each case as required to operate the Real Property located thereon;

                  (vi) the leases for Real Property listed in Section 5.9(b) of the Seller Disclosure Schedule (the "Leases");

                  (vii) all Permits in favor of Sellers as of the Closing that relate to or are necessary for or used in connection with the operation of the Purchased Assets as heretofore operated by Sellers as set forth in
      Section 5.13(b) of the Seller Disclosure Schedule except for and to the extent such permits relate to the Excluded Assets, provided, however, such Permits shall be included within the Purchased Assets only to the extent they are lawfully transferable to Purchaser;

                  (viii) all other sales and promotional literature and all books, records, files and data (including customer and supplier lists), production records, engineering records, purchasing and sales records, personnel and payroll records, accounting records, mailing lists, customer and vendor lists and records, either in computer or original or photostatic form, whether or not in computer or machine readable format, in each case that are located at the Facilities, except (a) to the extent such materials are subject to confidentiality or non-disclosure agreements in favor of third parties (with any such materials listed in Section 1.1(a)(viii) of the Seller Disclosure Schedule) whose consent to transfer is not obtained; (b) for personnel and payroll records and files where information is not otherwise available at the Facilities, (i) copies of which will be provided to Purchaser to the extent permitted by Law, and
      (ii) will be deemed included in this Section 1.1(a)(viii) whether or not located at the Facilities; and (c) for any such materials that use or include either Seller's tradenames or trademarks;

                  (ix) all rights, recoveries, rights to claims, refunds, counterclaims, rights to offset, other rights, causes of action, choses in actions, Proceedings (known or

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      unknown, matured or unmatured, accrued or contingent) against third parties (including all warranty and other contractual claims (express, implied or otherwise)), rights of recovery, rights of set-off and similar rights of Sellers which relate to or arise out of the Post-Closing Period and relate to the Purchased Assets or the U.S. Business (unless any such rights can be allocated to the Excluded Assets or the Excluded Liabilities, and then less such amount);

                  (x) all Requisite Rights;

                  (xi) all unexpired warranties and guarantees that are transferable to Purchaser that Sellers have received from vendors, suppliers or manufacturers with respect specifically to the Purchased Assets or the U.S. Business for matters that arise in the Post-Closing Period; provided, however, nothing set forth in this paragraph shall be construed as a representation by Sellers that any unexpired warranty or guarantee remains enforceable;

                  (xii) all stationery, sales and purchase orders, forms, labels, shipping material, catalogs, brochures, art work (other than production components), photographs and advertising material located at the Facilities and used in the U.S. Business, except for any materials that use or include either Seller's tradenames (other than labels or shipping materials used in the manufacturing or distribution of any product by Purchaser for or to either Seller (or their Affiliates) which shall be Purchased Assets and may only be used in the provision of services to Sellers and their Affiliates at no charge to Sellers and their Affiliates);

                  (xiii) the goodwill of the U.S. Business as a going concern, and subject to the provisions of Section 7.6(b) hereof, the right to represent to third parties that Purchaser acquired the U.S. Business from Sellers;

                  (xiv) the Employee Plans sponsored and maintained by Sellers, or one of their Affiliates, and related Assets, each as set forth in
      Section 1.1(a)(xiv) of the Seller Disclosure Schedule (the "Assumed Employee Plans");

                  (xv) the prepayments, prepaid expenses, advances, credits from suppliers and deposits with or paid to third parties and paid for by Purchaser pursuant to Section 3.4 hereof;

                  (xvi) the Assets related exclusively to the separate distribution function located at Gloversville, New York; and

                  (xvii) all other Assets listed in Section 1.1(a)(xvii) of the Seller Disclosure Schedule.

            (b) For convenience of reference, the Assets that are to be sold, transferred, conveyed and assigned to Purchaser by Sellers at the Closing pursuant to Section 1.1(a) are collectively called the "Purchased Assets" in this Agreement.

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1.2   ASSETS NOT BEING TRANSFERRED.

      Anything contained in Section 1.1 or elsewhere in this Agreement to the contrary notwithstanding, there are expressly excluded from the Purchased Assets the following Assets (the "Excluded Assets"):

            (a) cash, cash equivalents and securities held by Sellers as of the Closing;

            (b) accounts receivable of Sellers arising prior to the Closing Date and any amounts outstanding that have been invoiced by Sellers prior to the Closing Date, in each case whether current or noncurrent;

            (c) all insurance claims (and related policies) and all rights under any insurance policy, insurance reserves and accruals, insurance deposits, including reserves, deposits, dividends, refunds or premium adjustments relating to worker's compensation, insurance prepayments and all rights thereunder with respect to claims arising prior to the Closing, except to the extent such policy insures for occurrences that are included in the Assumed Liabilities (it being understood however that Sellers will not be obligated to take any action under any such policy to seek any recovery on behalf of Purchaser with respect to such Assumed Liabilities);

            (d) the Supplied Production Components listed in Section 1.2(d) of the Seller Disclosure Schedule and the Finished Goods (the "Excluded Inventory");

            (e) all prepayments, prepaid expenses, advances, credits from suppliers and deposits with or paid to third parties, except as are paid for by Purchaser pursuant to Section 3.4 hereof;

            (f) all of Sellers' (and their Affiliates') right, title and interest in their Employee Plans and the related Assets, except the Assumed Employee Plans (the "Excluded Employee Plans");

            (g) all rights in either Seller's corporate charters, qualifications to do business as a foreign corporation, arrangements with registered agents relating to such qualifications, taxpayer or other identification numbers, seals, minute books, stock transfer books, and blank stock certificates of Sellers;

            (h) all of Sellers' rights arising under this Agreement;

            (i) all rights to receive mail and other communications addressed to Sellers, or addressed to any of the Facilities, solely to the extent such mail or other communication relates solely to Excluded Assets or Excluded Liabilities, which mail and communications shall be promptly forwarded by Purchaser to Sellers;

            (j) all rights, recoveries, refunds, credits, counterclaims, rights to offset, other rights, choses and Proceedings (known or unknown, matured or unmatured, accrued or contingent) for Taxes relating to the Pre-Closing Tax Period;

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            (k) all rights to claims, refunds, causes of action, choses in actions, rights of recovery, rights of set-off and similar rights in favor of Sellers of any kind relating to or arising out of the Pre-Closing Period, or relating to the Excluded Assets or Excluded Liabilities (unless any such rights can be allocated to the Purchased Assets or the Assumed Liabilities and then less such allocable amount);

            (l) any and all personnel and employment records of or related to the operation of the Facilities or otherwise related to Sellers' personnel, whether or not maintained at or by the Facilities, other than those personnel records included in the Purchased Assets under Section 1.1(a)(viii);

            (m) the Assets related exclusively to the separate marketing and sales, credit and collections, technology and customer service located at the facility in Fishers, Indiana which are set forth in Section 1.2(m) of the Seller Disclosure Schedule hereof;

            (n) the Excluded Contracts;

            (o) any and all Equity Interests owned by Sellers;

            (p) the rights to any of Sellers' and their Affiliates' tradenames, trademarks, service marks (whether or not registered), including, the use of the name "UML," "UMVD," "UMG" or any formulation including the word "Universal," except as permitted in Section 1.1(a)(xii) in connection with the provision of services to Sellers and their Affiliates or the use of any name under which the U.S. Business prior to Closing has done business;

            (q) the Assets at the facility located in Gloversville, New York, including all real property in Gloversville, New York, other than those Assets that relate exclusively to the distribution operations; and

            (r) all other Assets listed in Section 1.2(r) of the Seller Disclosure Schedule.

1.3   FURTHER ASSURANCES.

      Sellers shall, at any time and from time to time after the Closing, upon the written request of Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to sell, transfer, convey, assign and deliver to Purchaser, or to aid and assist in the collection of or reducing to possession by Purchaser, of the applicable Purchased Assets, or to vest in Purchaser good and marketable title to the Purchased Assets. Additionally, Sellers agree, for a period of two years after the Closing, upon the written request of Purchaser (with Purchaser being required in any such instance to reimburse Sellers for their out-of-pocket costs, including the cost of any temporary employees or the overtime costs of regular employees), to assist Purchaser in compiling historical information for any financing of the U.S. Business (including the compilation of financial information or otherwise) and to comply with any financial reporting obligations imposed by law, including the provision of audited financial statements for the years ended December 31, 2002, 2003 and 2004 in accordance with GAAP; provided, however, that (a) Sellers and their Affiliates shall receive indemnities reasonably acceptable to them to protect them from any and all Liabilities arising from or related to the

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provision and use of such information (except to the extent that any such
Liabilities result from Sellers' breach of any representations or warranties under this Agreement) and (b) the requirements on Sellers and their Affiliates pursuant to this sentence shall not require the performance of tasks that unreasonably interfere with the ordinary course performance of the regular employment duties of the employees of Sellers and their Affiliates.

1.4   ASSIGNMENT OF CONTRACTS, RIGHTS, ETC.

      Anything contained in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby shall not constitute an agreement (whether by operation of Law or otherwise) or attempted agreement to transfer, sublease or assign any Contract, or any Proceeding or right with respect to any benefit or obligation arising thereunder or resulting therefrom, or any Permit, if an attempted transfer, sublease or assignment thereof, without the required consent of any other party thereto, would constitute a breach thereof or in any way adversely affect the rights or increase the obligations of Purchaser or Sellers thereunder and consent to transfer has not been obtained. The parties shall use reasonable commercial efforts to obtain the consent of any such third party to any of the foregoing to the transfer or assignment thereof to Purchaser in all cases in which such consent is required for such transfer or assignment; provided, however, the expenditure of out-of-pocket costs or other out-of-pocket economic concessions shall not be required by Sellers. If such consent is not timely obtained, the parties shall enter into such commercially reasonable cooperative arrangements (at no additional material costs to Sellers) to provide for Purchaser the benefits and obligations thereunder (at the ongoing expense of Purchaser, with such ongoing expense not to exceed the ongoing expense that would have been incurred under such consent, including maintaining any corporate "group" cost allocations in a manner consistent with past practice) and any and all rights of Sellers thereunder against the other party thereto. If any such arrangement is not commercially reasonably practicable, then such Contract, Proceeding or Permit, as the case may be, shall be deemed to be an Excluded Asset or an Excluded Liability, as the case may be.

                                   ARTICLE 2

                    ASSUMED OBLIGATIONS; EXCLUDED OBLIGATIONS

2.1   LIABILITIES BEING ASSUMED AT CLOSING.

      On the terms and subject to the conditions contained in this Agreement and without limiting the representations and warranties in Article 5, and except for the Excluded Liabilities, simultaneously with the sale, transfer, conveyance and assignment to Purchaser of the Purchased Assets, Purchaser shall assume and pay, discharge and perform, as and when due only the following Liabilities (collectively, the "Assumed Liabilities"):

            (a) Liabilities arising solely out of events, acts or transactions occurring after the Closing under the Assigned Contracts and the Permits that are included in the Purchased Assets;

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            (b) Liabilities for amounts due for third-party materials or services received by Purchaser on or after the Closing Date, whether or not such amounts would be classified as accounts payable (including accrued expenses and interest) in accordance with GAAP;

            (c) all Environmental Costs or Liabilities imposed or required by Environmental Health and Safety Laws arising in connection with or to the extent resulting from any events, facts or circumstances arising after the Closing Date relating to any Site, or the operations of the Purchaser or any of its Affiliates or their respective assigns at any time after the Closing Date, other than Sellers' Environmental Obligations;

            (d) Liabilities to the Transferred Employees for which Purchaser will be responsible as set forth in Article 8;

            (e) any and all Liabilities (including those Liabilities relating to Proceedings) arising under or with respect to (A) personal injury, property damage, workers' compensation, violation of Law, comprehensive and general liability claims, medical claims or any other actual or threatened Proceeding,
(B) returns, product liability, guaranteed sales, advertising commitments, allowances, customer chargebacks or any other customer allowance and (C) commissions or other payments due to sales representatives, in each case in clauses (A), (B) and (C) above, only to the extent any Liability or portion thereof results from or arises out of events, facts or circumstances occurring or existing after the Closing Date or which are based on or related to the manufacture, distribution or sale of products or performance of services after the Closing Date;

            (f) any and all Liabilities arising out of any Proceeding relating to or arising out of the U.S. Business or the Purchased Assets, only to the extent such Liability or portion thereof results from or arises out of events, facts or circumstances occurring or existing after the Closing Date;

            (g) any and all Liabilities arising by reason of any violation or alleged violation of any Law or Order, only to the extent such Liability or portion thereof results from or arises out of events, facts or circumstances occurring or existing after the Closing Date; and

            (h) any and all Liabilities not otherwise enumerated in Section 2.1 which in any way, and only to the extent that they, arise out of or are related to or associated with the ownership, possession, use or operation of the Purchased Assets or any business conducted therewith or therefrom after the Closing.

2.2   LIABILITIES NOT BEING ASSUMED.

            (a) EXCEPT FOR THE ASSUMED LIABILITIES, PURCHASER SHALL NOT AND DOES NOT ASSUME ANY LIABILITIES (AS DEFINED HEREIN) OF SELLERS (OR ANY PREDECESSOR OF SELLERS OR ANY PRIOR OWNER OF ALL OR ANY PART OF THE U.S. BUSINESS OR PURCHASED ASSETS), THEIR AFFILIATES OR RELATING TO THE U.S. BUSINESS, WHETHER OR NOT ARISING OUT OF OR RELATING TO THE PURCHASED ASSETS OR THE U.S. BUSINESS OR ANY OTHER BUSINESS OF SELLERS OR THEIR AFFILIATES, ALL OF SUCH LIABILITIES SHALL

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AT AND AFTER THE CLOSING REMAIN THE EXCLUSIVE RESPONSIBILITY OF SELLERS OR THEIR
AFFILIATES (AS APPLICABLE).

            (b) Without limiting the generality of Section 2.2(a), Purchaser is not assuming any of the following Liabilities:

                  (i) any and all Liabilities (including any accrued expenses and interest) for accounts payable and notes payable for third- party materials or services received by Sellers or the U.S. Business prior to the Closing Date;

                  (ii) any and all Liabilities for Taxes of Sellers or any of their Affiliates, and all Liabilities for Taxes relating to the Pre-Closing Tax Period (in each case, except with respect to Transfer Taxes (which are governed by Section 9.2(b)), regardless of whether arising as a result of or in connection with the transactions contemplated hereby or otherwise);

                  (iii) any and all Liabilities (including those Liabilities relating to Proceedings) arising under or with respect to (A) personal injury, property damage, workers' compensation, violation of Law, comprehensive and general liability claims, medical claims or any other actual or threatened Proceeding, (B) returns, product liability, guaranteed sales, advertising commitments, allowances, customer chargebacks or any other customer allowance and (C) commissions or other payments due to sales representatives, in each case in clauses (A), (B) and (C) above, only to the extent any Liability or portion thereof results from or arises out of events, facts or circumstances occurring or existing on or before the Closing Date or which are based on or related to the manufacture, distribution or sale of products or the performance of services on or before the Closing Date, notwithstanding that the date on which the Proceeding or Liability is asserted is after the Closing Date;

                  (iv) any and all Liabilities arising out of any Proceeding relating to or arising out of the U.S. Business or the Purchased Assets, only to the extent such Liability or portion thereof results from or arises out of events, facts or circumstances occurring or existing on or before the Closing Date, including all Proceedings listed in Section 5.12 of the Seller Disclosure Schedule;

                  (v) any and all Liabilities relating to an Excluded Asset;

                  (vi) any and all Proceedings or Liabilities arising under any Contract which is not an Assigned Contract;

                  (vii) any and all Liabilities of Sellers or any of their Affiliates arising by reason of any violation or alleged violation of any Law or Order, only to the extent such Liability or portion thereof results from or arises out of events, facts or circumstances occurring or existing on or prior to the Closing Date, notwithstanding that the date on which any Proceeding or Liability is asserted is after the Closing Date;

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                  (viii) any and all Liabilities of Sellers or any of their
      Affiliates, to any of their respective Affiliates, except as expressly provided in any of the Assigned Contracts, this Agreement or a Related Document;

                  (ix) any and all Proceedings by and all Liabilities to employees and independent contractors for periods prior to and including the Closing Date, including any Proceedings or Liabilities arising out of any employee benefit plan or arrangement (other than Liabilities to provide benefits to participants and beneficiaries under the Assumed Employee Plans), and including any Liabilities for accrued vacation and sick time of the employees who are not Transferred Employees, Sellers' or any of their Affiliates failure to deposit or fund any amounts withheld from employees pursuant to any retirement plan or arrangement or retiree medical plan or arrangement, or any unfunded retirement plan or arrangement or retiree medical plan or arrangement or any obligations to current or former plan participants or beneficiaries under any plan or arrangement intended to provide benefits to current or former employees of Sellers or any of their Affiliates that is not expressly included in the Purchased Assets under Section 1.1(a)(xiv) of the Seller Disclosure Schedule or provided for in Article 8;

                  (x) any and all Liabilities of Sellers or any of their Affiliates to financial institutions or other Persons for Indebtedness or with respect to Indebtedness or Liabilities of others which Sellers or any of their Affiliates has guaranteed other than in connection with an Assigned Contract, in which case, the Liability shall transfer to Purchaser or be extinguished;

                  (xi) any and all Liabilities of Sellers or any of their Affiliates relating to or arising out of and all Liabilities of Sellers or any of their Affiliates under or arising out of this Agreement and/or any Related Document or with respect to the transactions contemplated hereby and thereby, including legal and accounting fees and expenses incurred by Sellers or any of their Affiliates; and

                  (xii) all Environmental Costs or Liabilities imposed or required by Environmental Health and Safety Laws, arising in connection with or to the extent resulting from any events, facts or circumstances existing on or before the Closing Date relating to any Site, or the operations of Sellers or any of their Affiliates or their respective predecessors and assigns at such Site at any time on or before the Closing Date, including any Post-Closing effects thereof (regardless of whether such matters have been disclosed in this Agreement, the Seller Disclosure Schedule or otherwise), except to the extent, and only to the extent, that such Post-Closing effects are caused by or contributed to by Purchaser, Purchaser's Affiliates, employees, contractors or assigns, including (A) the presence, Release, threatened Release, or migration of any Hazardous Materials, at from, in, to, on or under any Site in concentrations requiring remediation or corrective action pursuant to applicable Environmental, Health and Safety Laws or at any location to which Hazardous Materials were sent by or on behalf of either Seller or any of their Affiliates or any of their respective predecessors or assigns ("Off-Site Disposal Location"); (B) exposure to or injury (including death) of Persons as a result of Hazardous Materials at or emanating from any Site or Off-Site Disposal Location; (C) any fine or penalty resulting from a violation of any Environmental, Health and Safety

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      Law or Permit by Sellers or any of their Affiliates or their respective predecessors and assigns (all of the above collectively defined as "Sellers' Environmental Obligations").

                  For purposes of this subparagraph, Purchaser shall not be deemed to have contributed to a condition existing on or before the Closing Date if there is no Purchaser Environmental Knowledge of such condition, provided, however, that Purchaser shall be deemed to have contributed to such condition if there is Purchaser Environmental Knowledge of such condition, and Purchaser shall have failed to provide timely notification of such condition to Sellers.

            (c) For convenience of reference, the Liabilities not being assumed by Purchaser pursuant to Section 2.2(b) of this Agreement are hereinafter collectively called the "Excluded Liabilities" in this Agreement.

            (d) For sake of clarity, the parties hereto provide the following example to illustrate the effect of events, facts and circumstances that exist on or before the Closing Date and after the Closing Date. If a personal injury claim is made after the Closing Date related to the operation of any Facility, then to the extent the claim relates to actions on or prior to the Closing Date, the Sellers would be responsible for any Liabilities attributable to that time period, and to the extent the claim relates to actions after the Closing Date; the Purchaser would be responsible for any Liabilities attributable to that time period; it being the intention of the parties that the mere existence of the event, fact or circumstance on or prior to the Closing Date shall not result in the Liability being solely that of the Sellers.

                                   ARTICLE 3

                                 PURCHASE PRICE

3.1   PURCHASE PRICE.

      The aggregate consideration to be paid at the Closing by Purchaser to Sellers for the Purchased Assets shall be $28,000,000 (the "Purchase Price"). The Purchase Price will be paid as provided in Section 3.2 and shall be subject to adjustments as provided in Sections 3.3 and 3.4.

3.2   PAYMENT OF PURCHASE PRICE AT CLOSING.

      At the Closing, subject to the satisfaction of the conditions set forth in this Agreement, the Purchase Price shall be paid by Purchaser to Sellers by wire transfer of immediately available funds to the account designated by Sellers. The Closing shall be deemed effective as of 24:00 on the Closing Date/00:00 the day after the Closing Date German Time.

3.3   INVENTORY PURCHASE PRICE ADJUSTMENT.

            (a) On or as promptly as practicable after the Closing Date, Purchaser shall take, using either Transferred Employees or a third-party entity reasonably acceptable to Sellers, a physical count of the Inventory (and a simultaneous physical identification of the Finished Goods). Representatives of Sellers shall be given an opportunity in all reasonable respects and in good faith to (i) observe, along with their accountants, such taking of the Inventory (and such physical identification of the Finished Goods) and (ii) to conduct test counts of the Inventory (and such

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physical identification of the Finished Goods) and in connection with such test counts Purchaser agrees not to release an area from the process until such opportunity to take test counts has been provided to Sellers. Following preparation of an inventory report, Sellers shall be given an opportunity in all reasonable respects to review the inventory report and work papers.

            (b) Within forty-five (45) days after the Closing Date, Purchaser shall prepare and deliver, or cause to be prepared and delivered, to Sellers a statement as of the Closing Date (collectively, the "Initial Inventory Statement", and in its final and binding form as determined pursuant to this
Section 3.3(b), the "Final Inventory Statement") setting forth the aggregate value of Inventory as of the Closing Date (the "Applicable Inventory"). Unless otherwise agreed upon, the Initial Inventory Statement and the Final Inventory Statement shall be prepared in accordance with GAAP, except with respect to the valuations to be applied to the Supplied Production Components and WIP as set forth in the respective definitions of such terms. The Initial Inventory Statement shall become final and binding upon the parties on the tenth Business Day following receipt thereof by Sellers unless Sellers give written notice of their disagreement (with such notice so timely delivered referred to herein as a "Notice of Disagreement") to Purchaser prior to such date in accordance with
Section 13.7 hereof. Any Notice of Disagreement shall specify in reasonable detail the basis and amount of any disagreement. In the event of a Notice of Disagreement, then the Initial Inventory Statement (as revised in accordance with clause (x) or (y) below) shall only become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters in dispute are resolved by an accounting firm jointly selected by Purchaser and Sellers or, if the parties are unable to agree, an independent accounting firm jointly selected by Purchaser's, on the one hand, and Sellers', on the other hand, independent accounting firms (such firm, the "Accounting Firm"). During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Purchaser and Sellers shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30-day period, or such longer period as may be mutually agreed, either Purchaser, on the one hand, or Sellers, on the other hand, shall submit for review and resolution by the Accounting Firm any and all matters which remain in dispute and are related to the matters included in the Notice of Disagreement, and the Accounting Firm shall make a final determination with respect to the dispute, which determination shall be binding on the parties. In making such determination: (i) the Accounting Firm shall determine only those matters which remain in dispute and which were included in the Notice of Disagreement and (ii) the scope of any dispute shall be limited as to whether the calculation in dispute under the Notice of Disagreement was done in accordance with this
Section 3.3. The Final Inventory Statement shall become final and binding on Purchaser and Sellers on the date the Accounting Firm delivers the Final Inventory Statement to the parties. Each party shall pay its own fees and expenses incurred in connection with any Notice of Disagreement; provided, that the fees and expenses of the Accounting Firm pursuant to this Section 3.3 shall be borne one-half each by Purchaser, on the one hand, and Sellers, on the other hand.

            (c) Within two (2) Business Days after the date the Final Inventory Statement becomes final and binding pursuant to Section 3.3(b), Purchaser will reduce Sellers' accounts payable balance due to Purchaser pursuant to the Manufacturing and Distribution Agreements

(and issue a credit to be utilized immediately against any such future accounts payable balance if the existing accounts payable balance is not of sufficient size) in an aggregate amount equal to the value of the Applicable Inventory set forth in the Final Inventory Statement; provided, however, that if Sellers provide a Notice of Disagreement and certain amounts in the Initial Inventory Statement are undisputed, then Purchaser shall make a partial adjustment for such undisputed amounts within five (5) Business Days after such Notice of Disagreement and a final adjustment within two (2) Business Days after the Final Inventory Statement becomes final and binding pursuant to Section 3.3(b).

3.4   ADJUSTMENT FOR PREPAYMENTS, ETC.

      At least five (5) Business Days prior to Closing, Sellers shall provide Purchaser with an officer's certificate certifying in good faith the amount of their prepayments, prepaid expenses, advances, credits from suppliers and deposits actually with or paid to third parties (the "Prepayment Certification"), together with reasonable supporting documentation from such third parties. At the Closing, Purchaser shall pay to Sellers (by wire transfer of immediately available funds to the account designated by Sellers), the aggregate amount reflected in the Prepayment Certification (the "Adjustment Payment")). If the Prepayment Certification is not acceptable to Purchaser, the Purchaser shall give written notice of its disagreement to Seller in accordance with Section 13.7 hereof. Any such notice of disagreement shall specify in reasonable detail the basis and amount of any disagreement. During the thirty
(30) days immediately following the delivery of such notice of disagreement, the parties shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such notice of disagreement. If at the end of such thirty (30) day period, such disagreement remains unresolved, then the Accounting Firm shall resolve any such dispute in a commercially reasonable manner and the Accounting Firm shall make a final determination with respect to any such dispute, which determination shall be binding on the parties. If such final determination indicates that the amount paid by Purchaser at Closing for Sellers' prepayments, prepaid expenses, advances, credits from suppliers and deposits actually with or paid to third parties exceeded the actual amount of such items, within two (2) Business Days of the Accounting Firm providing written notice to Sellers of the such final determination, Sellers shall pay to Purchaser (by wire transfer of immediately available funds to the account designated by Purchaser) the aggregate amount of any such overpayment. If such final determination indicates that the amount paid by Purchaser at Closing for Sellers' prepayments, prepaid expenses, advances, credits from suppliers and deposits actually with or paid to third parties was less than the actual amount of such items, within two (2) Business Days of the Accounting Firm providing written notice to Purchaser of the such final determination, the Purchaser shall pay to Sellers (by wire transfer of immediately available funds to the account designated by Sellers) the aggregate amount of any such underpayment. Each party shall pay its own fees and expenses incurred in connection with any dispute relating to the Prepayment Certification; provided, that the fees and expenses of the Accounting Firm pursuant to this Section 3.4 shall be borne one-half each by Purchaser, on the one hand, and Sellers, on the other hand.

3.5   ALLOCATION OF PURCHASE PRICE.

      Within ninety (90) days after the Closing Date, Purchaser shall prepare an allocation schedule allocating the aggregate deemed sales price payable hereunder as determined by applying Federal Income Tax principles among the Purchased Assets in accordance with applicable Law (the "Allocation Schedule"), subject to the consent of Sellers, which consent shall not be unreasonably withheld. The Allocation Schedule shall be binding on all parties for all applicable purposes, including tax purposes, and no party shall file any Tax Returns or take any other action which is inconsistent with the Allocation Schedule. The parties acknowledge and agree that the making of a protective election out of the installment method shall not be a breach of this Agreement, including this Section 3.5.

                                    ARTICLE 4

                                   THE CLOSING

4.1   THE CLOSING.

      The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Greenberg Traurig LLP, counsel for Purchaser, at 200 Park Avenue, New York, New York, on May 31, 2005 or on the next month-end occurring after the satisfaction or waiver of all of the conditions set forth in Article 10 (other than those conditions which by their nature are to be satisfied at the Closing) (the "Closing Date").

4.2   INSTRUMENTS OF TRANSFER.

      At the Closing, Sellers and Purchaser shall execute and deliver a bill of sale and assignment and assumption agreements in substantially the form set forth in Exhibit 4.2 (collectively, the "Bills of Sale and Assumption Agreements").

                                    ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES OF
                                     SELLERS

      Sellers jointly and severally represent and warrant to Purchaser as of the date hereof as follows:

5.1   ORGANIZATION, POWER, AUTHORITY AND GOOD STANDING.

            (a) Each Seller is a corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its Assets and to carry on its business as currently conducted.

            (b) Sellers are each duly qualified and in good standing to transact business as a foreign Person in those jurisdictions set forth opposite its name in Section 5.1(b) of the Seller Disclosure Schedule, which constitute all the jurisdictions in which the character of the property owned, leased or operated by Sellers or the nature of the business or activities conducted by Sellers makes such qualification necessary, except where the failure to be so qualified has not had or would not reasonably be expected to have a Material Adverse Effect.

            (c) Each Seller has not, within the last five years, (i) used any trade names or assumed names other than the trade names or assumed names set forth opposite its name in Section 5.1(c)(i)of the Seller Disclosure Schedule or
(ii) operated any business other than the U.S. Business or as set forth in
Section 5.1(c)(ii) of the Seller Disclosure Schedule.

5.2   AUTHORITY; NON-CONTRAVENTION.

      Each Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each Related Document to which it is or will be a party, and performance of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of each Seller and its shareholders. This Agreement and each Related Document to which each Seller is or will be a party has been, or upon the execution thereof will be, duly and validly executed and delivered by each Seller and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting enforcement of creditors' rights generally or by general equitable principles. Neither the execution and delivery of, and/or performance by each Seller of its obligations under this Agreement and each Related Document to which it is or will be a party, nor the consummation by each Seller of the transactions contemplated hereby and thereby shall (a) conflict with or result in any violation or breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (with or without notice), or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance upon any of the Purchased Assets or Sellers, under any provision of its Organizational Documents or any Contract to which such Seller is a party or by which it or any of its Assets is or may be bound, except, with respect to Contracts only, where such violation, breach, or default, would not reasonably be expected to have a Material Adverse Effect or (b) contravene any Law or cause the suspension or revocation of any material Permit included in the Purchased Assets and presently in effect, which affects or binds Sellers, except where all such contraventions, suspensions or revocations would in the aggregate not reasonably be expected to have a Material Adverse Effect.

5.3   CONSENTS AND AUTHORIZATIONS.

      Except as set forth in Section 5.3 of the Seller Disclosure Schedule, no consent, approval, Permit, Order, notification or authorization of, or any registration, declaration or filing with, any Governmental Entity or any third Person is required in connection with the execution, delivery and performance by either Seller or any of their Affiliates of this Agreement or any Related Document to which it is or will be a party or the consummation by Sellers of the transactions contemplated hereby or thereby.

5.4   SUBSIDIARIES.

      None of Sellers has any Subsidiary or owns any Equity Interests in any Person that operates any portion of the U.S. Business.

5.5   ABSENCE OF CHANGES.

      Since December 31, 2004, except as set forth in Section 5.5 of the Seller Disclosure Schedule and except for the transactions contemplated by this Agreement, there has not been:

            (a) any change in the Tax or other accounting methods or practices followed by Seller, any change in depreciation or amortization policies or rates previously adopted or any write-up of inventory or other Assets, to the extent any such change would reasonably be expected to adversely affect the U.S. Business after the Closing Date;

            (b) any sale, transfer or assignment of any of Sellers' Assets used in the U.S. Business at the Facilities involving more than $1,000,000 in the aggregate, except in the ordinary course of business consistent with past practice; or

            (c) any agreement, whether in writing or otherwise, to take any of the foregoing actions.

5.6   TAX MATTERS.

            (a) Sellers have timely filed all Tax Returns that each was required to file. All such Tax Returns were correct and complete. All Taxes owed by Sellers (whether or not shown on any Tax Return) have been paid. Except as otherwise set forth in Section 5.6(a) of the Seller Disclosure Schedule, neither Seller is currently the beneficiary of any extension of time within which to file any Tax Return. Each Seller has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Except as set forth in Section 5.6(a) of the Seller Disclosure Schedule, neither Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (b) Except as set forth in Section 5.6(b) of the Seller Disclosure Schedule, there is no dispute or claim concerning any Tax Liability of any Seller either (i) claimed or raised by any Tax Authority in writing or (ii) as to which any Seller has Knowledge.

            (c) Neither Seller has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G or 162(m) of the Code. Neither Seller is a party to any Tax allocation or sharing agreement that will bind Purchaser after the Closing. Except as set forth in Section 5.6(c) of the Seller Disclosure Schedule, neither Seller (i) has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Vivendi Universal Holding II Corporation) or (ii) has any Liability for the

Taxes of any Person (other than its own) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither Seller is or has ever been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            (d) Neither Seller is, nor has ever been, a party to any tax sharing, indemnity or similar agreement allocating Tax Liability that will not be terminated on the Closing Date without any future Liability to Purchaser (including for past Taxes).

            (e) No written claim has been made in the past five years by any Taxing Authority in a jurisdiction in which Sellers or any of their Subsidiaries do not file Tax Returns that any such Person is or may be subject to taxation by that jurisdiction.

            (f) No Encumbrance (except for Permitted Encumbrances) for Taxes exists with respect to any Assets of Sellers or any of their Subsidiaries.

            (g) Section 5.6(g) of the Seller Disclosure Schedule lists all of the jurisdiction in which Sellers or any of their Subsidiaries is required to file a Tax Return or pay Taxes.

5.7   FINANCIAL INFORMATION.

            (a) Section 5.7(a) of the Seller Disclosure Schedule attached hereto contains true, correct and complete copies of the following:

                  (i) an unaudited statement of expenses of the U.S. Business for the fiscal years ending December 25, 2004 and December 20, 2003 and the quarter ended March 26, 2005 ("Historical Expenses"); and

                  (ii) an unaudited statement of the number of units manufactured by the U.S. Business for the fiscal years ending December 25, 2004, December 20, 2003 and December 21, 2002 and the quarter ended March 26, 2005 ("Manufactured Volumes").

            (b) The Historical Expenses and Manufactured Volumes accurately and completely show in all material respects the expenses and volumes of the Company in the period indicated. The Historical Expenses and Manufactured Volumes have been prepared from, and are consistent with, the books and records of the Sellers. The Historical Expenses have been prepared using certain assumptions for the allocation of internal overheads or other internal charges. Such allocations and overheads may not be reflective of the actual costs incurred by Sellers or that would be incurred by Purchaser in the operation of the U.S. Business. The financial information referred to in this Section 5.7 was prepared in accordance with Sellers' practices for the preparation of internal financial statements and reflect the consistent application of accounting principles throughout the periods involved except as otherwise disclosed therein. The Historical Expenses have been prepared in accordance with GAAP except that the Historical Expenses are subject to a lack of footnotes and, for the interim period, a lack of normal and recurring year-end adjustments.

5.8   TITLE TO PURCHASED ASSETS AND RELATED MATTERS.

            (a) Except as set forth in Section 5.8 of the Seller Disclosure Schedule, Sellers at the Closing will have, and will transfer to Purchaser, good and marketable title in each of the Purchased Assets that are tangible in nature, or a valid leasehold interest, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth in Section 5.8 of the Seller Disclosure Schedule, the Purchased Assets and the rights conveyed to Purchaser under this Agreement, including the Licensed Requisite Rights and the Assigned Contracts, and the Related Documents, including the provision of materials and services under the Transition Services Agreement and the Leases, constitute the Assets used in the U.S. Business that together are sufficient for the conduct of the U.S. Business immediately following the Closing in substantially the same manner as currently conducted.

            (b) All of the Purchased Assets are in good operating condition and repair considering their respective years in service (except for normal wear and tear and taking into account the intermittent nature of the use of certain equipment that shall not be held to a condition and repair of full-time use) and are suitable for the uses for which they are used in the U.S. Business.

5.9   REAL PROPERTY-OWNED OR LEASED.

            (a) Section 5.9(a) of the Seller Disclosure Schedule contains a correct and complete list of all of the owned real property of Sellers or any of their Affiliates used in the operations of the U.S. Business (the "Owned Real Property"). Sellers are not parties to an agreement, and have not agreed, to subject the Purchased Real Property to any easements, rights, duties, obligations, covenants, conditions, restrictions, limitations or agreements not of record.

            (b) Section 5.9(b) of the Seller Disclosure Schedule contains a correct and complete list of all real property leased, subleased, or licensed pursuant to an occupancy agreement by Sellers or any of their Affiliates used in the operations of the U.S. Business (the "Leased Real Property"), and sets forth the names of the lessor and the lessee.

            (c) The Owned Real Property and the Leased Real Property (together, the "Real Property") constitute all real property used or occupied by the operations of the U.S. Business.

            (d) To the Knowledge of Sellers with respect to the Real Property, except as set forth in Section 5.9(d) of the Seller Disclosure Schedule: (i) no portion thereof is subject to any pending condemnation, zoning or other land use Proceeding by any Governmental Entity which would have a material adverse effect on the use and operation of any portion of the Real Property for its intended purpose; (ii) there are no Contracts to which either Seller or any of their Affiliates is a party, granting to any party or parties except Sellers the right of use or occupancy of any portion of the parcels of the Real Property other than agreements for the placement of equipment by vendors; (iii) there are no parties in possession of the Real Property except Sellers and their Affiliates; and (iv) no notice of any increase in the assessed valuation of the Real Property and no notice of any contemplated special assessment has been received by Sellers or any of their Affiliates and to the Knowledge of Seller, there is no threatened increase in assessed valuation or threatened special assessment pertaining to any of the Real Property.

            (e) Each Lease is valid and enforceable in accordance with its terms and in full force and effect. Sellers have not and, to Seller's Knowledge, the other parties thereto have not violated any provision of, or committed or failed to perform any act which could constitute a material default under the provisions of, any Lease.

            (f) There are no material disputes or forbearance programs in effect as to any Leased Real Property.

            (g) In addition to the Leases, Purchaser has been furnished with true, correct and complete copies of all material amendments, modifications or supplements, memoranda of leases and all current estoppel certificates, subordination, non disturbance and attornment agreements, if any, entered into or received by Sellers and related to the Leases.

            (h) There is no law, ordinance, order, regulation or requirement now in existence, including, without limitation, any Environmental, Health and Safety Law, which would require any material expenditure to modify or improve any of the Real Property, as it is currently used and assuming no changes to its use or the Real Property or any structures thereon, in order to bring it into compliance therewith.

            (i) There is no pending, or to Sellers' Knowledge threatened, governmental proceeding which could impair or curtail the current access from the Owned Real Property to public roads.

            (j) To Sellers' Knowledge, there are presently in existence water, sewer, gas and/or electrical lines or private systems on the Real Property which have been completed, installed and paid for and which are sufficient to service adequately the current operations of each building or facility located on the Real Property.

            (k) To Sellers' Knowledge, there are no material structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings located on the Real Property and the roofs of the building located on the Real Property are free from material structural defects, leaks and are in good condition, ordinary wear and tear excepted.

5.10  INTELLECTUAL PROPERTY.

            (a) Section 5.10(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all Licensed Requisite Rights, other than normal and routine commercially available off the shelf software agreements. There are no Owned Requisite Rights.

            (b) Sellers have a valid license or other right to use the Licensed Requisite Rights all of which licenses are in full force and effect and neither of Sellers has violated any provision of, or committed or failed to perform any act which could constitute a default under, the provisions of any such licenses.

            (c) Except as set forth in Section 5.10(c) of the Seller Disclosure Schedule, each Seller has previously made available to Purchaser correct and complete copies of each Contract under or pursuant to which the Licensed Requisite Rights are licensed to Sellers and/or their Affiliates, other than normal and routine commercially available off the shelf software license agreements.

            (d) Purchaser's continued operation of the U.S. Business as presently conducted, including the manufacture, use or sale of any Product or the use of any process now used or offered by Sellers or their Affiliates will not, infringe, violate, misappropriate or conflict with any Intellectual Property Rights of any Person who licenses the Intellectual Property Rights to Sellers or to the Knowledge of Sellers, any other Person.

5.11  AGREEMENTS, NO DEFAULTS, ETC.

            (a) Section 5.11(a) of the Seller Disclosure Schedule contains a true and complete list of all Contracts that both:

                  (i) specifically and exclusively relate to the U.S. Business to which either Seller (or any of their Affiliates) is currently a party; and

                  (ii) (A) involve the payment or receipt by Sellers of at least $50,000 in the case of any single Contract during the last fiscal year or pursuant to which Sellers expects to pay or receive at least $50,000 in the case of any single Contract during the current fiscal year;
      (B) have a binding remaining term of at least one year which cannot be cancelled without penalty on written notice of 60 days or less, provided the aggregate of the payments remaining on all Contracts that have a binding term of less than one year and may be cancelled without penalty on written notice of sixty days or less does not exceed $150,000; (C) contain a covenant limiting the freedom of either Seller to engage in any line of the U.S. Business in any geographic area or to compete with any Person that limits the conduct of either Seller; (D) provide for the employment of any officer, employee or consultant or any other type of Contract or understanding with any officer, employee or consultant, including any agreement or understanding relating to severance payments; (E) provide for indemnification by either Seller with respect to Liabilities relating to any Site of either Seller or any of its respective predecessor Persons or with respect to Liabilities under any Environmental, Health and Safety Law or for the investigation, remediation, or clean up of and Hazardous Materials other than as entered into in the ordinary course of business when entering into a service agreement with a service provider or contractor performing services for the U.S. Business or (F) provide for any joint venture, partnership or similar arrangement by either Seller.

            (b) All such Contracts are legal, valid and binding obligations of the Sellers and are in full force and effect. Neither of Sellers have and, to Seller's Knowledge, none of the other parties thereto have violated any provision of, or committed or failed to perform any act which could constitute a material default under the provisions of, any such Contract.

            (c) Section 5.11(c) of the Seller Disclosure Schedule contains a true and complete list or description of all Contracts that relate to or are used by the U.S. Business that are not Assigned Contracts (the "Excluded Contracts").

            (d) Section 5.11(d) of the Seller Disclosure Schedule contains a true and complete list of all Assigned Contracts that are between or among either Seller and its Affiliates.

            (e) Except as set forth in Section 5.11(e) of the Seller Disclosure Schedule, Purchaser has been furnished with true and complete copies of all written items individually listed in Sections 5.11(a), 5.11(c) and 5.11(d) of the Seller Disclosure Schedule.

5.12  LITIGATION, ETC.

      Except as disclosed in Section 5.12 of the Seller Disclosure Schedule, there are no (a) Proceedings pending or, to the Knowledge of Sellers, threatened against Sellers or any of their Affiliates relating to the U.S. Business, including the Licensed Requisite Rights, whether at law or in equity, whether civil or criminal in nature or before or by any Governmental Entity or arbitrator, or (b) Orders of any Governmental Entity or arbitrator involving or against Sellers or their Affiliates related to the U.S. Business, including the Licensed Requisite Rights. Except as disclosed in Section 5.12 of the Seller Disclosure Schedule, during the past two (2) years, there have not been any settled or finally determined material Proceedings against Sellers or their Subsidiaries relating to the U.S. Business, including the Licensed Requisite Rights.

5.13  COMPLIANCE WITH LAWS.

            (a) Except as set forth in Section 5.13(a) of the Seller Disclosure Schedule, and other than as specifically addressed elsewhere in this Agreement, each Seller (i) is in compliance with and during the past two (2) years has complied with and operated and maintained the U.S. Business in compliance with, all Laws applicable to it and the U.S. Business, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect and (ii) has all Permits from, and during the past two (2) years has had all Permits from and has made all filings with and payments to, all Governmental Entities required to conduct the U.S. Business as currently conducted, except where the failure to have such Permits or make such filings or payments would in the aggregate not reasonably be expected to have a Material Adverse Effect. Neither of Sellers has received any written notice regarding any actual or alleged violation by such Seller of any material Laws in connection with the U.S. Business.

            (b) Section 5.13(b) of the Seller Disclosure Schedule contains a correct and complete list of all material Permits used by or held for use in the U.S. Business (copies of which have been previously provided to Purchaser).

            (c) No event has occurred that would reasonably be expected to constitute or result directly in a violation of or a failure to comply with the term or requirement of any Permit or result in the revocation, withdrawal, suspension, cancellation or termination of any Permit.

5.14  INSURANCE.

            (a) Section 5.14(a) of the Seller Disclosure Schedule contains a correct and complete list of all currently existing policies of liability, theft, fidelity, life, fire, product liability, workmen's compensation, health and other forms of insurance for the U.S. Business (specifying the insurer, amount of coverage, type of insurance, policy number, deductible or retention amount, policy term and any claims submitted to the insurance company and not acted upon that were exclusively related to the U.S. Business). Such insurance coverage or similar insurance coverage has been maintained at all times in the past three years during the course of the operation of the U.S. Business.

            (b) Except as set forth in Section 5.14(b) of the Seller Disclosure Schedule, with respect to each policy of insurance listed in Section 5.14(a) of the Seller Disclosure Schedule: (i) all premiums due are currently paid, and neither Sellers nor any of their Affiliates party to such policies is in default in any respect with respect to its obligations under such policy; and
(ii) neither Sellers nor any of their Affiliates has received any written notice that such policy has been or shall be canceled or terminated or will not be renewed or that the issuer of any policy of insurance is not willing to perform its obligations thereunder.

5.15  LABOR RELATIONS; EMPLOYEES.

            (a) Section 5.15(a) of the Seller Disclosure Schedule sets forth a complete and correct list, as of the date hereof (which list shall be updated by Sellers no more than three days prior to the Closing for any employment changes occurring in compliance with this Agreement or in the ordinary course of the U.S. Business and consistent with historical practices from the date hereof until the Closing), of all employees of each of Sellers providing services to the U.S. Business (the "U.S. Business Employees"). Opposite the name of each individual listed in Section 5.15(a) of the Seller Disclosure Schedule is (i) a notation classifying each as officer, regular employee, leased employee, temporary employee, part-time employee, or consultant and providing the position of each; (ii) such person's current base salary or compensation rate (including bonuses and commissions); (iii) such person's current accrual of vacation pay;
(iv) the respective dates upon which each individual commenced employment; (iv) a notation as to whether such person is a member of a union related to each Seller and, if a member of a union, the name of the union to which they are a member; and (v) a notation as to whether such person is on leave. All regular full-time employees listed in Section 5.15(a) of the Seller Disclosure Schedule (except as noted thereon) are devoting all or substantially all of their business time to a Seller, and, to the Knowledge of Sellers, none of the employees listed in Section 5.15(a) of the Seller Disclosure Schedule has provided written notice that he or she intends to terminate his or her employment or engagement. Unless otherwise noted in Section 5.15(a) of the Seller Disclosure Schedule, each such person is employed or retained on an "at-will" basis. Except as set forth in Section 5.15(a) of the Seller Disclosure Schedule, no bonus, severance or other payments or benefits of any kind are due to any U.S. Business Employee listed in Section 5.15(a) of the Seller Disclosure Schedule, except such payments or benefits due under any of the plans listed in
Section 5.16(b) of the Seller Disclosure Schedule or under any Excluded Employee Plan.

            (b) Except as set forth in Section 5.15(b) of the Seller Disclosure Schedule and in each instance with respect to a Seller or the U.S.
Business: (i) neither Seller is party to any collective bargaining agreement with respect to any U.S. Business Employees, (ii) no collective bargaining agent has been certified as a representative of any of the U.S. Business Employees and
(iii) to each of Seller's Knowledge no organizing activity or representation campaign or election is now in progress with respect to any U.S. Business Employee. Except as set forth in Section 5.15(b) of the Seller Disclosure Schedule, there are no written unfair labor practice complaints, written grievances, strikes, slowdowns, work stoppages, picketing, or lockouts, or written requests for union representation pending, or to the Knowledge of Sellers, threatened, relating to or affecting either Seller or the U.S. Business. No event has occurred that is likely to give rise to any such complaint, dispute, grievance, controversy, strike, slowdown, work stoppage, picketing, or lockout, or request for representation, in each case, which could have a Material Adverse Effect on Sellers, individually or in the aggregate, except as disclosed in Section 5.15(b) of the Seller Disclosure Schedule. Except as set forth in Section 5.15(b) of the Seller Disclosure Schedule, there are no currently pending labor-related negotiations with any group or other organization purporting to represent the U.S. Business Employees or the U.S. Business.

            (c) Except as set forth in Section 5.15(c) of the Seller Disclosure Schedule, there are no Proceedings regarding harassment, discrimination, wages, hours, collective bargaining, employment standards, employment classifications, working conditions, immigration, disability, equal opportunity, occupational safety and health, the payment of social security and other taxes, or any other employment-related issue or claim, pending or, to the Knowledge of Sellers, threatened, relating to or affecting any employee listed in Section 5.15(a) of the Seller Disclosure Schedule, except for such Proceedings which (i) by their nature are confidential and for which Sellers have no Knowledge or (ii) have been filed yet have not been disclosed (via notice or otherwise) to either Seller. Except as set forth in Section 5.13 of the Seller Disclosure Schedule, Sellers and their Affiliates (to the extent any are acting in the capacity as an employer of a U.S. Business Employee) have complied in all material respects with all Laws during the past two years relating to the hiring and retention of all U.S. Business Employees listed in
Section 5.15(a) of the Seller Disclosure Schedule which relate to wages, hours, equal opportunity, collective bargaining, employment standards, employment classifications, working conditions, immigration, disability, the payment of social security and other taxes, and any other employment-related Laws. Except as set forth in Section 5.15(c) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates has received notice during the past year of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of either Seller or its Affiliates exclusively with respect to the U.S. Business, and no such investigation is ongoing, pending or, to the Knowledge of Sellers, threatened.

            (d) Except as set forth in Section 5.15(d) of the Seller Disclosure Schedule, during the ninety (90) days prior to the date of this Agreement, neither Seller with respect to the U.S. Business has experienced a "plant closing" or "mass layoff" within the meaning of the U.S. Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., or the regulations promulgated thereunder (collectively, the "WARN Act"). Further, except to the extent disclosed in Section 5.15(d) of the Seller Disclosure Schedule, no employee of the U.S.

Business has suffered a "separation from employment" or "employment loss" as those terms are defined by the WARN Act, for ninety (90) days prior to the date of this Agreement.

            (e) Neither Seller nor any of its Affiliates is delinquent in any payment to any U.S. Business Employee for any material wages, salaries, commissions, bonuses or other compensation for any services performed by them or amounts required to be reimbursed to such U.S. Business Employees.

5.16  ERISA COMPLIANCE.

            (a) "Employee Plan" means any "employee benefit plan" (as that term is defined in Section 3(3) of ERISA), as well as any other bonus, equity compensation, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination plan, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, pension, profit sharing or retirement plan, or other employee benefit plan, program or arrangement involving direct or indirect compensation, fringe benefits or perquisites under which Sellers, or any Person that is a member of a "controlled group of corporations" with or is under "common control" with Sellers as defined in Section 414(b) or (c) of the Code ("ERISA Affiliate"), has any present or future obligations or Liability on behalf of its current or former employees, directors or agents of the U.S. Business or their dependents or beneficiaries.

            (b) Section 5.16(b) of the Seller Disclosure Schedule contains a true and complete list of all Assumed Employee Plans. None of the Assumed Employee Plans are subject to Title IV of ERISA.

            (c) To the Knowledge of Sellers, except as set forth in Section 5.16(c) of the Seller Disclosure Schedule with respect to the Assumed Employee Plans and the Vivendi Universal 401(k) Plan (the "Sellers' 401(k)"), and together with the Assumed Employee Plans, the "Selected Plans":

                  (i) Each Selected Employee Plan has been established, maintained, operated and administered in accordance with its terms and in material compliance with ERISA, the Code, the regulations and published authorities thereunder, and all other Laws applicable to the Selected Employee Plans;

                  (ii) Neither of the Sellers nor any of their ERISA Affiliates, nor any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to any Selected Employee Plan has committed any act or omission which could subject Purchaser or its ERISA Affiliates to any material Tax or penalty, including without limitation any Tax or penalty imposed under Chapter 43 of the Code or Section 502(i), (j) or (l) of ERISA and neither Sellers nor any ERISA Affiliate has any Liability to the Pension Benefit Guaranty Corporation with respect to any Employee Plan other than current quarterly premiums payable in the ordinary course of business;

                  (iii) All contributions due and payable on or before the Closing Date in respect of any Selected Employee Plan have been made in full and proper form and adequate accruals have been provided for in the financial statements for all other contributions or amounts in respect of the Selected Employee Plans for periods ending on the Closing Date;

                  (iv) There are no Proceedings (except for routine benefit claims) pending or, to the Knowledge of Sellers, threatened against any Assumed Employee Plan or its assets or arising out of any Selected Employee Plan, or to the Knowledge of Sellers, pending or threatened against any other Person relating to any Selected Employee Plan, and, to the Knowledge of Sellers, no reasonable basis exists for any such Proceeding against any Selected Employee Plan or its assets or arising out of any Selected Employee Plan;

                  (v) With respect to any Selected Employee Plan that provides medical benefits to any former employee, independent contractor or director, such plan may be amended by Sellers, or any of its subsidiaries, as applicable, on and after the Closing, including by an amendment which reduces or eliminates benefits to participants who are currently receiving benefits, other than any former employees of Sellers receiving COBRA coverage; provided, however, that the notice requirement of ERISA Section 104(b) has been satisfied; and

                  (vi) Except as specified in Section 5.16(c)(vi) of the Seller Disclosure Schedule, (A) Purchaser shall not be obligated to pay separation, severance, termination or similar benefits under any Selected Employee Plan as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual; and (B) the transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by Purchaser under any Selected Employee Plan being classified as an excess parachute payment under Section 280G of the Code.

            (d) Sellers have delivered or made available to Purchaser true and complete copies of the following documents relating to the Selected Employee Plans or other Employee Plans that are a health, life insurance or disability plan to enable Purchaser to satisfy its obligations under Section 8.5: (i) all such Employee Plan documents or summary descriptions of such Employee Plans;
(ii) the current summary plan description, if any, for each of such Employee Plans; (iii) any Form 5500 for any Assumed Employee Plan filed in each of the two most recent plan years, including all schedules thereto and audited financial statements with attached opinions of independent accountants; (iv) the most recent determination letter from the Internal Revenue Service for any Assumed Employee Plan that is intended to be qualified under Section 401(a) of the Code; (v) the most recent actuarial report, if any, for any Assumed Employee Plan; (vi) the Form PBGC-1, if any, filed for any Assumed Employee Plan in each plan year; and (vii) in the case of any Assumed Employee Plan that includes a "cash or deferred arrangement" as defined in Section 401(k)(2) of the Code, copies of the non-discrimination testing results for the three (3) most recent years.

            (e) Purchaser shall not have any Liability under any Excluded Employee Plans, regardless of whether such Liability was incurred before, on or after the Closing Date unless the Secondment Agreements are entered into, and then as specifically provided for in the Secondment Agreements.

5.17  ENVIRONMENTAL MATTERS.

            (a) Except as set forth in Section 5.17(a) of the Seller Disclosure Schedule, Sellers possess all Permits and governmental authorizations required under Environmental, Health and Safety Law to operate the U.S. Business as currently operated, and, at the time of Closing are in material compliance with all applicable Environmental, Health and Safety Laws and Permits.

            (b) Except as set forth in Section 5.17(b) of the Seller Disclosure Schedule, in the past five years, neither Seller nor any of their Affiliates has received any written notice regarding any actual or alleged material violation by Sellers or any of their Affiliates of any Environmental, Health and Safety Laws in connection with the U.S. Business.

            (c) Except as set forth in Section 5.17(c) of the Seller Disclosure Schedule, there are no pending, or to Sellers' Knowledge, threatened, Environmental Claims, against Sellers or any of their Affiliates arising out of the operation of any of the Facilities, the operation of the U.S. Business, or any Off-Site Disposal Location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment or disposal from the Facilities.

            (d) Except as set forth in Section 5.17(d) of the Seller Disclosure Schedule, there have been no Releases of Hazardous Materials into the soil or groundwater of the Facilities in concentrations legally requiring notification, remediation or other corrective action (other than de minimis quantities of Hazardous Materials).

            (e) Sellers have provided Purchaser with correct and complete copies of all Phase I or Phase II studies, environmental compliance audits, and periodic environmental compliance updates completed by Sellers or on behalf of Sellers with respect to the Sites conducted in the past five years.

            (f) Except as set forth in Section 5.17(f) of the Seller Disclosure Schedule, there are no Encumbrances (other than Permitted Encumbrances) arising under or pursuant to any Environmental, Health and Safety Law on any Facility and material to the continued operation of the U.S. Business as currently conducted, including those which would be reasonably expected to give rise to the imposition of special conditions under any Environmental, Health and Safety Law with respect to the ownership, occupancy, development, use or transferability of any such Facility.

            (g) Except as set forth in Section 5.17(g) of the Seller Disclosure Schedule, there is not now and there has never been any asbestos-containing material in any form or condition, any underground storage tanks or above-ground storage tanks containing Hazardous Materials, any landfill, waste pile, surface impoundment (other than for storm water), or article or equipment containing polychlorinated biphenyls on or at any of the Real Properties.

5.18  BROKERS.

      Neither Sellers nor any of their Affiliates has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby for which Purchaser will have any Liability after the Closing.

5.19  SUPPLIERS AND VENDORS; FRANCHISEES AND LICENSEES.

      Except as set forth in Section 5.19 of the Seller Disclosure Schedule, in the ordinary course of business, since October 31, 2004, no material supplier or vendor used in connection with the U.S. Business and no Person providing material maintenance services to the U.S. Business has canceled or otherwise terminated any Contract or, to the Knowledge of Seller, threatened to cancel or otherwise terminate, its relationship with Sellers or any of their Subsidiaries or has during that period decreased, limited or otherwise modified, or, to the Knowledge of Sellers, threatened to decrease, limit or otherwise modify, the services, supplies or materials it provides to the U.S. Business unless at the request or with the consent of Sellers in the ordinary course of the business.

5.20  INVENTORIES; PREPAYMENTS AND CREDITS.

            (a) Since December 31, 2004, the Inventory related to the U.S. Business has been maintained in the ordinary course of business.

            (b) The amount of the U.S. Business' prepayments, prepaid expenses, advances, credits from suppliers and deposits with or paid to third parties is less than $550,000.

5.21  SOLVENCY AND PAYMENT OF LIABILITIES.

      Each of Sellers will on the Closing Date, either as a result of the transactions contemplated by this Agreement or otherwise, (a) not be insolvent, as such term is defined in the Title 11 Bankruptcy of the United States Code or any New York statute relating to insolvency, (b) shall have debts not greater than all of its property and (c) will be able to pay its debts as they mature.

5.22  NO OTHER REPRESENTATIONS AND WARRANTIES.

      SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, WITH RESPECT TO SELLERS OR ANY OF SELLERS' AFFILIATES OR TO ANY OF THE ASSETS OR LIABILITIES BEING ACQUIRED, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 5.

                                    ARTICLE 6

                        REPRESENTATIONS AND WARRANTIES OF
                                    PURCHASER

      Purchaser represents and warrants to Sellers on the date hereof as follows:

6.1   ORGANIZATION; AUTHORITY.

            (a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of organization and has all requisite power and authority to own, lease and operate its Assets and to carry on its business as currently conducted and as presently proposed to be conducted. Section 6.1(a) of the Purchaser Disclosure Schedule sets forth the names of each member of Purchaser.

            (b) Purchaser is, or will on the Closing Date be, duly qualified and in good standing to transact business as a foreign Person in those jurisdictions set forth opposite its name in Section 6.1(b) of the Purchaser Disclosure Schedule, which constitute all of the jurisdictions in which the character of the property owned, leased or operated by Purchaser or the nature of the business or activities conducted by Purchaser and as presently proposed to be conducted makes such qualification necessary, except where the failure to be so qualified has not had or would not reasonably be expected to have a Purchaser Material Adverse Effect.

6.2   ACTION; AUTHORITY; NON-CONTRAVENTION.

      Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Related Document to which it is or will be a party, and performance of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of Purchaser and its members. This Agreement and each Related Document to which Purchaser is or will be a party has been, or upon the execution thereof will be, duly and validly executed and delivered by Purchaser and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting enforcement of creditors' rights generally or by general equitable principles. Neither the execution and delivery of, and/or performance by Purchaser of its obligations under this Agreement and each Related Document to which it is or will be a party, nor the consummation by Purchaser of the transactions contemplated hereby and thereby shall (a) conflict with or result in any violation or breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (with or without notice), or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance upon any of the Assets of Purchaser, under any provision of its Organizational Documents or any Contract to which Purchaser is a party or by which it or any of its Assets is or may be bound, except, with respect to Contracts only, where such violation, breach, or default, would not reasonably be expected to have a Purchaser Material Adverse Effect or (b) violate, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) upon any of Purchaser's Assets as a result of, any Laws applicable to Purchaser or any of its properties or Assets, except where such violation or Encumbrance would not reasonably be expected to have a Purchaser Material Adverse Effect.

6.3   BROKERS.

      Purchaser has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby for which Sellers or their Affiliates will have any Liability after the Closing.

6.4   CONSENTS.

      No consent, approval, Order or authorization of, or registration, declaration or filing with or notification to, any Governmental Entity or any third party is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Related Documents to which Purchaser is or will be a party or the consummation of the transactions contemplated hereby or thereby.

6.5   AVAILABILITY OF FUNDS.

      As of the date hereof and as of the Closing Date, Purchaser and/or its Affiliates have the financial ability to satisfy Purchaser's obligations under, and to consummate the transactions contemplated by, this Agreement.

6.6   SOLVENCY AND PAYMENT OF LIABILITIES.

      Purchaser will on and immediately after the Closing, either as a result of the transactions contemplated by this Agreement or otherwise, (a) not be insolvent, as such term is defined in the Title 11 Bankruptcy of the United States Code or any New York statute relating to insolvency, (b) shall have debts not greater than all of its property and (c) will be able to pay its debts as they mature.

                                   ARTICLE 7

                            COVENANTS AND AGREEMENTS

7.1   ACCESS TO RECORDS AND PROPERTIES OF SELLERS; INVESTIGATIONS.

            (a) From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article 10, Sellers shall afford (a) to Purchaser, Purchaser's potential lenders and Affiliates and each of their respective authorized representatives, including accountants, consultants and attorneys, free and full access at all reasonable times during normal business hours to the Purchased Assets, business, facilities, properties, books, records (including tax returns filed and in preparation), consultants, and key employees of or relating exclusively to the U.S. Business in order that Purchaser shall have the full opportunity to make such investigation as it shall reasonably desire to make of the affairs of Sellers, and Sellers shall cooperate fully in connection therewith, and (b) to the respective independent certified public accountants of Purchaser, free and full access at all reasonable times during normal business hours to the records of the independent certified public accountants of Sellers. The investigation contemplated by this Section 7.1 and any knowledge obtained by Purchaser prior to Closing shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties or the indemnification rights of Purchaser Indemnified

Persons contained in this Agreement. The parties hereto agree to use their reasonable efforts to minimize any disruption to any other party's business in connection with the conduct of the due diligence process contemplated herein. Any information, documents or other material provided pursuant to this Section
7.1 shall be subject to the terms and conditions set forth in the Confidentiality Agreement between the Universal Music Group and Glenayre Electronics, Inc., dated as of December 17, 2004 (the "Confidentiality Agreement").

            (b) After the Closing, if requested by Purchaser, Sellers agree to provide copies, at Purchaser's expense, of the property records, plans, specifications and surveys relating to the Facilities.

7.2   CONDUCT PENDING CLOSING.

            (a) Other than as set forth in Section 7.2 of the Seller Disclosure Schedule, from and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article 10, Sellers shall and shall cause their Affiliates to:

                  (i) conduct the U.S. Business, in all material respects, as currently conducted and only in the ordinary course consistent with past practice;

                  (ii) use commercially reasonable efforts to (A) maintain the Purchased Assets, relations with present employees, suppliers, licensees and operations as an ongoing operation in accordance with past custom and practice, and (B) comply in all material respects with all applicable Laws affecting or relating to the U.S. Business;

                  (iii) maintain in good standing all material Permits held by Sellers to be transferred to Purchaser in respect of the U.S. Business on a timely basis; and

                  (iv)  maintain the Facilities consistent with past practice.

            (b) Other than as set forth in Section 7.2 of the Seller Disclosure Schedule, from and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article 10, Sellers shall not, and Sellers shall cause their Affiliates not to:

                  (i) take or omit to take any action that is within the control of Sellers which would result in the representations and warranties contained in this Agreement and the Related Documents being untrue on the Closing Date, other than such action as shall have been previously agreed to in writing by the parties hereto;

                  (ii) sell, lease, license, transfer or otherwise dispose of or mortgage, pledge or otherwise suffer to exist any Encumbrance (except Permitted Encumbrances) on any of the Purchased Assets, except for sales of inventory in the ordinary course of business or an Encumbrance that upon its terms expires before the Closing;

                  (iii) modify, amend or terminate any material Contract that is included in the Purchased Assets or waive, release or assign any material rights thereunder;

                  (iv) make any Tax election or settle or compromise any income Tax Liability that could reasonably be anticipated to adversely affect the U.S. Business after the Closing Date;

                  (v) change its practices, policies or procedures with respect to the timing of the payment of accounts payable or the collection of accounts receivable;

                  (vi) adopt, amend or otherwise modify in any respect any Assumed Employee Plan or enter into, amend or otherwise modify any collective bargaining agreement with any labor union or similar organization that applies to, or covers, U.S. Business Employees, except, in each case, as required by Law;

                  (vii) grant to any Employee whose annual salary is $100,000 or more any increase in cash compensation, except as is required under existing Employment Contracts, any renewal of an Employment Contract in the ordinary course of the business or any Employee Plan;

                  (viii) enter into any contract relating to the provision of services by Sellers in respect of the U.S. Business or the distribution, sale or marketing by third parties of Sellers' services relating to the U.S. Business in an amount in excess of $100,000;

                  (ix) purchase or make any contract for the purchase of an amount of assets or properties, other than purchases in the ordinary course of business or less than $100,000 in the aggregate;

                  (x) make any new commitments which would require expenditure of more than $100,000 in the aggregate other than in the ordinary course of business; or

                  (xi) agree or otherwise commit to take any of the actions set forth above.

7.3   EFFORTS TO CONSUMMATE.

            (a) Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under all applicable Laws, in order to consummate the transactions contemplated hereby.

            (b) From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article 12, Purchaser and Sellers shall use commercially reasonable efforts to satisfy each of the closing conditions set forth in Article 10 to the extent such satisfaction is within their power. Without limiting the foregoing, each party hereto shall execute and deliver each Related Document to which it is a party.

            (c) Purchaser shall be responsible, at Purchaser's expense, for obtaining all Permits necessary for Purchaser to operate the U.S. Business. Prior to the Closing Date, Sellers shall assist Purchaser in obtaining, at Purchaser's expense, all Permits necessary for Purchaser to operate the U.S. Business.

            (d) For every collective bargaining agreement listed in Section 5.15(b) of the Seller Disclosure Schedule, Sellers agree that they will cooperate with Purchaser's effort to secure the agreement of the signatory labor organization and/or union to the terms and conditions of employment proposed by Purchaser for the employees who are subject to such collective bargaining agreement as of the Closing Date.

7.4   NO SOLICITATION.

            (a) Sellers each agree, and agree to cause their respective Affiliates, directors, employees, advisors and representatives not to, directly or indirectly,

                  (i) solicit, facilitate, encourage or discuss any proposals, inquiries or offers relating to, Another Transaction,

                  (ii) (A) participate or engage in discussions or negotiations with, or (B) disclose or provide any non-public information relating to itself or the U.S. Business to, or afford access to any of its properties, books or records to any Person with respect to Another Transaction, or

                  (iii) enter into any agreement or agreement in principle, in connection with, any acquisition, disposition, business combination, merger, or similar transaction involving Another Transaction;

      provided, however, that (i) Sellers may take any of the actions described in clause (ii) of this subsection (a) in response to any Person that has made a bona fide written Acquisition Proposal if, but only if, (A) such Person has submitted a written Acquisition Proposal which did not result from a violation by any Seller of its obligations under this Section 7.4,
      (B) the Sellers' boards of directors have determined in good faith by resolution duly adopted, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (C) in the case of
      Section 7.4(a)(ii)(B), such Person has entered into a confidentiality agreement with either or both of the Sellers, on terms that are no less favorable to the other than the Confidentiality Agreement (which shall not preclude discussions or negotiation with Purchaser, relating to the proposal or offer from such Person required by this Section 7.4 and which shall not contain any exclusivity provision or other term that could restrict in any manner Sellers' ability to consummate the transactions contemplated by this Agreement), and (D) prior to, or substantially concurrent with, disclosing or providing any such non-public information, Sellers shall disclose or provide all such information to Purchaser.

            (b) Each of the Sellers shall promptly advise Purchaser, in writing (and in any event within one business day of attaining knowledge), of its receipt of any Acquisition Proposal or any proposal, inquiry or request related to, or that could reasonably be expected to lead to, any Acquisition Proposal. Each of the Sellers shall promptly provide Purchaser, in writing, with the terms and conditions of any such Acquisition Proposal, or such proposal, inquiry or request, and the identity of the Person making the same. Each of the Sellers shall promptly inform Purchaser of any material changes in the status and any material changes or modifications in the terms of any Acquisition Proposal, proposal, inquiry or request. Promptly upon determination by the Applicable Board that an Acquisition Proposal constitutes a Superior Proposal, a Seller shall deliver to Purchaser a written notice advising it that the Applicable Board has so determined, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Purchaser with a copy of the Superior Proposal.

            (c) Each of the Applicable Boards has adopted a resolution recommending the approval of this Agreement and the other transactions contemplated hereby (the "Board Approval"), and, except as provided in the next sentence, the Applicable Board shall at all times maintain the Board Approval. An Applicable Board shall be permitted to (i) approve or recommend a Superior Proposal, and/or (ii) enter into an agreement regarding such Superior Proposal if, but only if, (a) a majority of the Applicable Board has determined in good faith, following consultation with outside counsel, that taking such action is required in order for the members of the Applicable Board to comply with their fiduciary duties to the stockholders of a Seller under applicable law, (b) the applicable Seller has given Purchaser three (3) Business Days' prior written notice of its intention to take action, and the applicable Seller shall have considered in good faith, with respect to actions set forth in clauses (i) and
(ii) of this Section 7.4.(c), any proposed changes to this Agreement proposed by Purchaser (it being understood and agreed that any material amendment to the financial or other material terms of a Superior Proposal, if any, shall require a new three (3) Business Day period to afford Purchaser the opportunity to negotiate with Sellers), and (c) the applicable Seller has materially complied with its obligations under this Section 7.4 with respect to such Superior Proposal, if any. In the event that this Agreement is terminated pursuant to
Section 12.1(g) or Section 12.1(h), including the payment of the Termination Fee to Purchaser or its Affiliate pursuant to this Agreement or the Share Purchase Agreement (it being understood that Purchaser and its Affiliates shall only be entitled to one such Termination Fee), Purchaser shall have no further right of action against Sellers or any of their Affiliates.

            (d) In the event of a failure to close the transactions contemplated hereby as a result of the breach of this Agreement by Purchaser (i) on and after a third party completes a material transaction with Glenayre resulting in (A) the board of directors of Glenayre immediately succeeding such transaction being comprised of a majority of directors who were not directors immediately prior to such transaction or (B) a third party contractually obtaining the right to cause Purchaser to take or fail to take action with respect to this Agreement or (ii) in connection with the entry into or completion of another material transaction within eighteen months hereof resulting in Glenayre or an Affiliate acquiring, or merging with or into, another company or acquiring another business or substantial assets, then Sellers, collectively, shall be entitled to a minimum recovery from Purchaser or Glenayre of the Termination Fee; provided, however, that if the Termination Fee has been paid pursuant to the Share Purchase Agreement, then no Termination Fee shall be due under this Agreement. The foregoing is not intended to be, and shall not be construed as, a limitation in any manner on the rights and remedies that may be pursued by Sellers or the damages that may be recovered from Purchaser. Glenayre has affirmed its agreement with respect to its obligations under this Section 7.4(d) by signing this Agreement.

            (e) The parties recognize and acknowledge that a breach of this
Section 7.4 will cause irreparable and material loss and damage to the non-breaching party as to which it will not have an adequate remedy at Law or in equity. Accordingly, each party acknowledges and agrees that Purchaser may seek the issuance of an injunction or other equitable remedy as an appropriate remedy for any such breach.

7.5   PUBLIC ANNOUNCEMENTS.

      Each party agrees that, except (a) as otherwise required by Law or Order and (b) for disclosure to its respective directors, officers, employees, shareholders, partners, financial advisors, potential financing sources, legal counsel, independent certified public accountants or other agents, advisors or representatives on a need-to-know basis and with whom such party has a confidential relationship, it will not issue any reports, statements or releases, in each case pertaining to this Agreement or any Related Document to which it is a party or the transactions contemplated hereby or thereby, without the prior written consent of Purchaser and Sellers, and each party agrees to cooperate as to the timing and contents of any such press release or public announcement.

7.6   CONFIDENTIALITY; NON-COMPETE AND NON-SOLICITATION.

            (a) From and after the Closing, neither Sellers nor any of their Affiliates shall use or disclose to any Person, except as required by any Law, any Environmental, Health and Safety Laws or any Order, any Confidential or Proprietary Information, for any reason or purpose whatsoever, and shall not make use of any of the Confidential or Proprietary Information (i) for their own purposes other than in connection with this Agreement or the Related Documents and the transactions contemplated thereby or (ii) for the benefit of any Person except Purchaser or any of its Affiliates.

            (b) From and after the Closing, neither Purchaser nor any of its Affiliates shall use or disclose to any Person, except as required by any Law, any Environmental, Health and Safety Laws or any Order, any Seller Confidential or Proprietary Information, for any reason or purpose whatsoever, and shall not make use of any of the Seller Confidential or Proprietary Information (i) for their own purposes other than in connection with this Agreement or the Related Documents and the transactions contemplated thereby or (ii) for the benefit of any Person except Sellers or any of their Affiliates.

            (c) Sellers each acknowledge and recognize that the U.S. Business has been conducted by Sellers, and further acknowledge and recognize the highly competitive nature of the industry in which the U.S. Business is involved. Accordingly, in consideration of the premises contained herein and the consideration to be received hereunder, and in consideration of and as an inducement to Purchaser to consummate the transactions contemplated hereby, neither Sellers nor any other member of the Universal Music Group shall, from and after the Closing until the date on which the U.S. Manufacturing and Distribution Agreements expire or terminate (unless, in the case of termination, termination is a result of the failure of Sellers to comply with the terms thereof, in which event the period shall be the original expiration date of the U.S. Manufacturing and Distribution Agreements) (the "Seller Restricted Period"), directly or indirectly, engage in any of the Seller Restricted Activities or have or Beneficially Own a Material Interest in any business or Person that (i) manufactures Products or physical format successors or replacements for the Products, or (ii) physically distributes Products or physical format successors or replacements for the Products, in each of clauses
(i) and (ii), within any Restricted Territory. The activities described in clauses (i) and (ii) are referred to herein as the "Seller Restricted Activities."

                  (i)   Notwithstanding anything to the contrary herein, this
      Section 7.6(c) shall not prohibit or restrict Sellers or any of their Affiliates from having or Beneficially Owning a Material Interest or engaging in any business (A) which creates or sells custom compilations of music (including through retail outlets, over the Internet or kiosk sales) or consumer selected locally burned Products; (B) which is primarily a record club; (C) which is a Joint Venture (as defined and set forth in any of the Manufacturing and Distribution Agreements), but not beyond the respective terms for such Joint Ventures as set forth in their respective Organizational Documents; (D) which is a Seller Permitted Joint Venture on the Effective Date; or (E) which distributes product by physical means for orders placed by electronic means (e.g., over the Internet, radio, television, etc.), nor shall this Section 7.6(c) prohibit or restrict Sellers or their Affiliates from continuing or entering into manufacturing or distribution agreements as permitted under any of the Manufacturing and Distribution Agreements (including new P&D Agreements (as defined in the Manufacturing and Distribution Agreements) with third parties). The ability of Sellers or their Affiliates to have or Beneficially Own a Material Interest or engage in the enumerated businesses of this Section 7.6(c)(i) shall in no way limit their obligations to divest any Competing Business or such Material Interest as contemplated by Section 7.6(c)(iii).

                  (ii) For purposes of clarity, this Section 7.6 (c) shall not prohibit or restrict Sellers or any of their Affiliates from having or Beneficially Owning a Material Interest or engaging in any business not constituting a Seller Restricted Activity, including any business (A) which produces or distributes product by non-physical means, or delivers music or other audio and/or visual works by electronic means (e.g., over the Internet, radio, television, etc.), (B) which promotes (including through the promotional distribution of) Products; (C) which is part of the Seller Core Business or (D) which licenses master recordings to third parties.

                  (iii) This Section 7.6(c) shall not prohibit or restrict Sellers or any of their Affiliates from acquiring or agreeing to acquire an interest in any Person or business (a "Seller Acquired Business") which is engaged in whole or in part in a Seller Restricted Activity (for purposes of this Section 7.6(c), the portion of such Seller Acquired Business which is engaged in a Seller Restricted Activity is a "Competing Business") provided any such Seller or Affiliate disposes, terminates or dissolves or otherwise divests of such Competing Business (or its Material Interest therein) as soon as reasonably practicable, and in any event prior to the eighteen month anniversary of the acquisition by such Seller or Affiliate of such Competing Business. At the time a Seller Permitted Joint Venture which is not owned by Seller on the Closing Date (a "New Venture") fails to satisfy the criteria set forth in the definition of Seller Permitted Joint Venture, such Seller or Affiliate shall be obligated to dispose, terminate, dissolve or otherwise divest itself of such New Venture. If such Seller or Affiliate determines that it will dispose of (rather than terminate) such Competing Business (or Material Interest) or New Venture, it will provide Purchaser an opportunity to purchase the Competing Business (or Material Interest) or New Venture (provided as to any New Venture, Seller may comply with any restrictions on transfer or sale in such New Venture's organizational documents, e.g. requiring a first offer to other equity holders or to the venture). If Purchaser wishes to pursue such an acquisition, it shall notify such Seller or Affiliate within thirty (30) Business Days of such Seller's notice, and such Seller or Affiliate will thereafter provide Purchaser with an exclusive right of first negotiation for a period of thirty (30) Business Days from the date of Purchaser's notice. If the parties are unable to agree to mutually acceptable terms within such thirty (30) Business Day period, such Seller or Affiliate shall be free to dispose of such Competing Business (or Material Interest) or New Venture to a third party for the purchase price and other terms and conditions last offered by such Seller or Affiliate in the course of such failed negotiations with Purchaser (the "Seller's Last Offer") or for a purchase price and other terms and conditions that are more favorable to such Seller or Affiliate and less favorable to Purchaser than the Seller's Last Offer. Prior to consummating any such disposition, such Seller or Affiliate shall, upon request of Purchaser, provide Purchaser with reasonable supporting documentation with respect to the terms and conditions of any such disposition to a third party in order to demonstrate such Seller's or Affiliate's compliance with the provisions of the preceding sentence. Notwithstanding any other provision of this Agreement, any disposition or attempted disposition by such Seller or Affiliate of such Competing Business (or Material Interest) or New Venture on terms that are not more favorable to such Seller or Affiliate and less favorable to Purchaser than the Seller's Last Offer ("Seller Reduced Terms") shall be subject to the rights of Purchaser hereunder and Purchaser shall have a right of first refusal to purchase such Competing Business (or Material Interest) or New Venture on such Seller Reduced Terms. Purchaser shall have a period of fifteen (15) Business Days from date Purchaser receives notice of such disposition or proposed disposition within which to exercise such right of first refusal by providing written notice to such Seller or Affiliate.

                  (iv) Sellers each specifically agree that this covenant is an integral part of the inducement of Purchaser to enter into this Agreement and that Purchaser shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with any breach by Sellers or either of their applicable Affiliates of any provision of this Section 7.6(c) and that, notwithstanding the foregoing, no right, power, or remedy conferred upon or reserved or exercised by Purchaser in this Section 7.6(c) is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent. The covenants contained in this Section 7.6(c) shall be construed as a series of separate covenants, one for each county or state of the United States (together, the "Restricted Territory").

            (d) Sellers and Purchaser each acknowledge and recognize that Sellers are retaining, and will conduct, certain operations related to the sales, marketing and promotion of Products and further acknowledge and recognize that these lines of business may be substantially affected if Purchaser or its Affiliates were to use the assets and good will that it is acquiring from Sellers and its Affiliates to compete against Sellers in these lines of business in the United States. Accordingly, in consideration of the premises contained herein and the consideration to be received hereunder, and in consideration of and as an inducement to Sellers to consummate the transactions contemplated hereby, neither Purchaser nor any of its Affiliates with operations in any segment of the music industry shall from and after the Closing until the date in which the Manufacturing and Distribution Agreements expire or terminate (unless, in the case of termination, termination is a result of the failure of Purchaser to comply with the terms thereof) (the "Purchaser Restricted Period"), directly or indirectly, engage in the Seller Core Business or have or Beneficially Own a Material Interest in any business or Person in the following lines of business:
(i) sales of Product (i.e., solicitation of wholesale and/or retail purchasers of Product) but not including rack jobbing; (ii) marketing and advertising of Product; (iii) content acquisition (whether directly (e.g., as a producer of music) or indirectly (e.g., by acquisition of record labels)); (iv) the provision of credit and collection services to the owners, producers or distributors of Product other than in connection with the services provided by Purchaser to Sellers and their Affiliates after Closing; (v) account executive services; (vi) catalog program management; (vii) special markets sales; (viii) field marketing and merchandising; or (ix) the facilitation, for itself or third parties, of the electronic distribution of music or other audio and/or visual content but not including backroom services relating to such electronic distribution; in each of clauses (i) through (ix), within any Restricted Territory. The business operations described in clauses (i) through (ix) is the "Seller Core Business". For purposes of this Section 7.6(d), Purchaser's "Affiliates" shall include only (i) those entities controlled by Purchaser or (ii) entities which control Purchaser (directly or indirectly) (each, a "Purchaser Parent") or which are controlled by a Purchaser Parent. Purchaser shall deliver a side letter to Sellers from each member of senior management of Purchaser in the form attached hereto as Exhibit 7.6.

                  (i) Notwithstanding anything to the contrary herein, this
      Section 7.6(d) shall not prohibit or restrict Purchaser from having or Beneficially Owning an interest in any Purchaser Permitted Joint Venture or owning, managing, controlling, or participating in any business that provides: (A) rack jobbing; (B) content protection and anti-piracy measures for Products; (C) backroom services; or (D) those services to be performed by Purchaser under the Manufacturing and Distribution Agreements. The ability of Purchaser or its Affiliates to have or Beneficially Own a Material Interest or engage in the enumerated businesses of this Section 7.6(d)(i) shall in no way limit their obligations to divest any Competing Business or such Material Interest as contemplated by Section 7.6(d)(ii);

                  (ii) This Section 7.6(d) shall not prohibit or restrict Purchaser from acquiring or agreeing to acquire an interest in any Person or business (a "Purchaser Acquired Business") which is engaged in whole or in part in a Seller Core Business (for purposes of this Section 7.6(d), the portion of such Purchaser Acquired Business which is engaged in a Seller Core Business is a "Seller Competing Business") provided Purchaser disposes, terminates or dissolves, or otherwise divests of such Seller Competing Business (or its Material Interest therein) as soon as reasonably practicable, and in any event prior to the eighteen month anniversary of the acquisition by Purchaser of such Seller Competing Business. At the time a Purchaser Permitted Joint Venture fails to satisfy the criteria set forth in the definition of Purchaser Permitted Joint Venture, Purchaser or its Affiliate shall be obligated to dispose, terminate, dissolve or otherwise divest itself of such Purchaser Permitted Joint Venture. If Purchaser determines that it will dispose of (rather than terminate) such Seller Competing Business (or Material Interest) or Purchaser Permitted Joint Venture, it will provide Sellers an opportunity to purchase the Seller Competing Business (or Material Interest) or Purchaser Permitted Joint Venture. If either Seller wishes to pursue an acquisition of the Seller Competing Business (or Material Interest) or Purchaser Permitted Joint Venture, it shall notify Purchaser or such Affiliate within thirty (30) Business Days of such Purchaser's notice, and Purchaser or such Affiliate will thereafter provide Sellers with an exclusive right of first negotiation for a period of thirty (30) Business Days from the date of such Seller's notice. If the parties are unable to agree to mutually acceptable terms within such thirty (30) Business Day period, Purchaser Affiliate shall be free to dispose of such Seller Competing Business (or Material Interest) or Purchaser Permitted Joint Venture to a third party for the purchase price and other terms and conditions last offered by Purchaser or such Affiliate in the course of such failed negotiations with Seller (the "Purchaser's Last Offer") or for a purchase price and other terms and conditions that are more favorable to such Purchaser or Affiliate and less favorable to Seller than the Purchaser's Last Offer. Prior to consummating any such disposition, such Purchaser or Affiliate shall, upon request of Seller, provide Seller with reasonable supporting documentation with respect to the terms and conditions of any such disposition to a third party in order to demonstrate such Purchaser's or Affiliate's compliance with the provisions of the preceding sentence. Notwithstanding any other provision of this Agreement, any disposition or attempted disposition by such Purchaser or Affiliate of such Seller Competing Business (or Material Interest) or Purchaser Permitted Joint Venture on terms that are not more favorable to such Purchaser or Affiliate and less favorable to Seller than the Purchaser's Last Offer ("Purchaser Reduced Terms") shall be subject to the rights of Seller hereunder and Seller shall have a right of first refusal to purchase such Seller Competing Business (or Material Interest) or Purchaser Permitted Joint Venture on such Purchaser Reduced Terms. Seller shall have a period of fifteen (15) Business Days from date Seller receives notice of such disposition or proposed disposition within which to exercise such right of first refusal by providing written notice to such Purchaser or Affiliate; and

                  (iii) Purchaser specifically agrees that this covenant is an integral part of the inducement of Sellers to enter into this Agreement and that Sellers shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to each in connection with any material breach by Purchaser of any provision of this
      Section 7.6(d) and that, notwithstanding the foregoing, no right, power, or remedy conferred upon or reserved or exercised by Sellers in this
      Section 7.6(d) is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent. The covenants contained in this Section 7.6(d) shall be construed as a series of separate covenants, one for each Restricted Territory.

            (e) Neither Sellers nor any of their Affiliates with operations in any segment of the music industry shall during the Seller Restricted Period, solicit, employ or offer to employ any employee of the U.S. Business who is, at the time of the solicitation, employment or offer, employed by Purchaser or one of its Affiliates in a management capacity. Neither Purchaser nor any of its Affiliates (as such term is used in Section 7.6(d)) shall during the Purchaser Restricted Period, solicit, employ or offer to employ any employee of Sellers or their Affiliates who is, at the time of solicitation, employment or offer, employed by Sellers or one of their Affiliates. Nothing in this Section 7.6(e) shall prohibit the placement of advertising or other solicitation materials which are not specifically targeted at the other's employees (e.g., postings to an on-line employment site, newspaper advertising are not prohibited).

            (f) It is the desire and intent of the parties that the provisions of this Section 7.6 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 7.6 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such provision of this Section 7.6 in the particular jurisdiction in which such adjudication is made.

7.7   NOTICE OF CHANGES.

            (a) On or prior to the Closing Date, Sellers will promptly notify Purchaser in writing of any event related to the U.S. Business which has had or would reasonably be expected to have a Material Adverse Effect.

            (b) Each party shall immediately notify the other parties in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty of such party that is contained in this Agreement or any Related Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing as if such representation and warranty were made at such time. In addition, each party shall immediately notify the other parties in writing in the event it reasonably believes that any condition set forth in Article 8 cannot be satisfied.

            (c) The parties agree that notification pursuant to this Section 7.7 shall not impact the rights and remedies of any party under this Agreement and such notification shall not be deemed to cure a breach by any party hereunder.

7.8   REPAIR OF DAMAGE; CONDEMNATION.

            (a) In the event that prior to the Closing there is any "Non-Material" (as defined in subsection (c) hereof) damage to the Purchased Assets, or any part thereof, other than ordinary wear and tear, at Sellers' option either (i) Sellers shall at their cost and in a good and workmanlike manner repair or replace such damage after the Closing, or (ii) Purchaser shall accept such Purchased Assets in their then-current condition, with an abatement or reduction in the Purchase Price in the amount necessary to fully repair and restore such damaged Purchased Assets, and Purchaser and Sellers shall proceed with the Closing.

            (b) In the event that prior to the Closing, any Non-Material portion of the Purchased Assets is subject to a taking, Purchaser shall accept the Purchased Assets in their then-current condition and proceed with the Closing, in which case Purchaser shall be entitled to an assignment of all of Sellers' rights to any award in connection with such taking. In the event of any such Non-Material taking, Sellers shall not compromise, settle or adjust any claims to such award without Purchaser's prior written consent.

            (c) For the purposes of this Section 7.8, damage to the Purchased Assets or a taking of a portion thereof shall be deemed to be "Non-Material" if the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such taking shall not exceed $300,000.

            (d) Sellers agree to give Purchaser prompt notice of any taking, damage or destruction of the Purchased Assets prior to the Closing.

7.9   AFFILIATE AGREEMENTS AND INTERCOMPANY ACCOUNTS.

      Other than as expressly provided in this Agreement or any Related Document, each Seller agrees to cause (a) all agreements between or among a Seller and any of its Affiliates that relate exclusively to the U.S. Business, and which are listed in Section 5.11(d) of the Seller Disclosure

Schedule, to be terminated and to be of no further force or effect upon or prior to the consummation of the Closing, and (b) any and all intercompany receivable and payable balances owing by, between or among a Seller and any of its Affiliates that relate to the U.S. Business to be terminated and to be of no further force or effect upon or prior to the consummation of the Closing.

7.10  SERVICES AND PERIOD PAYABLES; CERTAIN TAXES.

      All of the services and period payables for the U.S. Business for items set forth in Section 7.10 of the Seller Disclosure Schedule and all personal or real property taxes (and any other Taxes charged based on the ownership of the Assets and not operation, activities, receipts or other income of the U.S. Business) and similar ad valorem obligations levied with respect to any of the Purchased Assets (collectively, the "Apportioned Payables") shall be apportioned between Purchaser, on the one hand, and Sellers, on the other hand, based on the number of days relating to a particular Apportioned Payable that relates to the period prior to the Closing (the "Pre-Closing Period") and the number of days relating to a particular Apportioned Payable on and after the Closing Date (the "Post-Closing Period"). Sellers shall be liable for the proportionate amount of all Apportioned Payables that are attributable to the Pre-Closing Period, and Purchaser shall be liable for the proportionate amount of all Apportioned Payables that are attributable to the Post-Closing Period. Upon receipt of any bill relating to any Apportioned Payable, the party that receives such bill shall present a statement to the other party setting forth the amount for which such other party is responsible, together with such supporting evidence as is reasonably necessary to calculate the pro-ration amount. The pro-ration amount shall be paid by the party owing it to the other party within fifteen (15) days after delivery of such statement. In the event that either Sellers or Purchaser shall make any payment for which the other party is responsible pursuant to this
Section 7.10, such Person shall be entitled to be reimbursed for the amount of such payment and the other party shall make such reimbursement promptly but in no event later than fifteen (15) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled, together with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement.

7.11  ENVIRONMENTAL MATTERS.

            (a) Remediation. Purchaser will provide Sellers with prompt written notice of the discovery of conditions that are potentially part of Sellers' Environmental Obligations under Section 2.2(b)(xii) hereof. Sellers shall remain responsible for the cost and performance of Remediation Measures solely to the extent that such Remediation Measures are required by any Governmental Entity under Environmental, Health and Safety Laws, including Environmental, Health and Safety Laws amended or enacted after Closing, and are part of Sellers' Environmental Obligations or Sellers' obligations under Article 11 hereof. In the event of a Third Party Claim seeking the performance of remediation measures, Purchaser shall comply with the notice requirements of Section 11.3(a) of this Agreement. In addition to performing tasks that are part of Sellers' Environmental Obligations, Sellers may undertake such Remediation Measures as they reasonably determine are required under Environmental, Health and Safety Law or which they otherwise reasonably believe are appropriate but they shall not be obligated to do so under the terms hereof. In undertaking such Remediation Measures, Sellers shall not unreasonably interfere with the operation of the U.S. Business and Purchaser shall reasonably cooperate with Sellers to facilitate Seller's performance and completion of such Remediation Measures, including, allowing reasonable access to the Facilities to Sellers and Sellers' consultants and contractors. Neither of Sellers shall have any responsibility for the cost or performance of Remediation Measures undertaken by Purchaser or any Affiliate of Purchaser, except to the extent Purchaser is entitled to indemnification under Article 11. With respect to any Remediation Measure undertaken by Sellers pursuant to the second sentence of this paragraph, Sellers shall be deemed to have discharged such undertaking and its obligations with respect thereto whenever it has paid the cost of such Remediation Measure and it has received written notice from the pertinent Governmental Entity or Entities that no further material Remediation Measures are then required. Before submitting plans or reports to Governmental Authorities, Sellers will give Purchaser an opportunity to comment on such reports and plans, and will make reasonable good faith efforts to consider and address such comments. Purchaser shall not have the rights of approval over such plans or reports.

            (b) Purchaser Covenants. With respect to Sellers' rights and obligations in respect of Remediation Measures, Purchaser agrees as follows:

                  (i) It will grant to Sellers any easements or licenses (in recordable form, and in form and substance reasonably acceptable to Sellers) as reasonably necessary to allow Sellers and their representatives, contractors and agents, at reasonable times and upon reasonable notice, to use all facilities or equipment located at the Facilities (at Sellers' sole cost and risk, and subject to the availability of such facilities and equipment after accounting for Purchaser's reasonable, good faith needs) and install equipment for the purpose of performing the Remediation Measures, and to carry out its rights and obligations under this Section 7.11, and it will not relocate, disturb or interfere with such equipment or the performance of such Remediation Measures in compliance with the provisions of this Section 7.11;

                  (ii) It will provide Sellers and their representatives, contractors and agents with reasonable access to environmental and other relevant records (other than those which are privileged) respecting the site as reasonably necessary for the purpose of carrying out such Remediation Measures and will provide Sellers with copies of all material correspondence and communications with Governmental Entities about such Remediation Measures;

                  (iii) It will not submit, or cause to be submitted, to any Governmental Entity any information or comments concerning any Remediation Measures undertaken by Sellers except for information routinely submitted to Governmental Entities or as may be otherwise required by Environmental, Health and Safety Law; and

                  (iv) Except as set forth on Section 7.11(b)(iv) of the Seller Disclosure Schedule, it will consult with Sellers in good faith prior to extracting, excavating or removing any soil or groundwater at any of the Facilities or otherwise disturbing or disrupting the same or undertaking any activities or construction that would disturb or disrupt any asbestos containing materials at any building included in the Facilities, and will otherwise make reasonable efforts to avoid taking any action, and will take reasonable steps to cause others to avoid taking any action, that will increase or accelerate any of Sellers' obligations hereunder including with respect to Remediation Measures.

            (c) Information. Prior to the date hereof, Purchaser has provided Sellers with correct and complete copies of all studies and reports on the environmental condition of the Real Property, including any Phase I and Phase II studies of the Facilities, completed by or on behalf of Purchaser.

7.12  SELLERS ACCESS TO RECORDS.

      Purchaser shall maintain the books and records included in the Purchased Assets in accordance with applicable Law and, in any case, for not less than seven (7) years following the Closing Date. Following the Closing Date, Purchaser shall promptly provide such copies of the books and records included in the Purchased Assets as Sellers shall reasonably request, provided that, from and after the Closing Date, Sellers shall reimburse Purchaser for its out-of-pocket costs incurred in connection therewith.

7.13  FINANCIAL ASSURANCES.

            (a) In the event, as of the end of any fiscal quarter period of Purchaser that ends prior to the Expiration Date, the Consolidated Interest Coverage Ratio for the four (4) fiscal quarters then ended (calculated on a pro forma basis taking into account any acquisitions made by Purchaser and its Affiliates including the assumption or retirement of interest-bearing debt in connection therewith) is less than 1.0, then Purchaser shall deliver, within 10 days of the date on which the Financial Certificate is required to be delivered to Universal Music Group, Inc. in accordance with Section 7.13(e), a security deposit in the amount of Five Million Dollars ($5,000,000) (the "Security Deposit"), as security for the full and faithful performance by Purchaser of its Applicable Obligations. The Security Deposit shall be in the form of an unconditional, clean and irrevocable letter of credit ("Letter of Credit") issued by and drawable upon any commercial bank with offices in the City of New York having a net worth of not less than $500,000,000. The Letter of Credit shall (i) name Universal Music Group, Inc. as beneficiary, (ii) permit multiple drawings, (iii) be in the amount of the Security Deposit, and (iv) be automatically self-renewing, without amendment until the final date of any of the Manufacturing and Distribution Agreements (the "Expiration Date"). If the Letter of Credit is not renewed at least 60 days prior to the expiration thereof, Universal Music Group, Inc. may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of the Applicable Obligations.

            (b) Notwithstanding the foregoing, if Purchaser is required at any time to deliver the Security Deposit and if as of the end of any subsequent fiscal quarter period, the Consolidated Interest Coverage Ratio for the four (4) fiscal quarters then ended (calculated on a pro forma basis taking into account any acquisitions made by Purchaser and its Affiliates including the assumption or retirement of interest-bearing debt in connection therewith) is equal to or greater than 1.0, then Purchaser shall no longer be obligated to provide the Security Deposit with respect to the past failure to meet the required Consolidated Interest Coverage Ratio. In such event, Universal Music Group, Inc. shall (i) return to Purchaser the Letter of Credit then held by Universal Music Group, Inc. and (ii) if Universal Music Group, Inc. shall have properly drawn upon such Letter of Credit in accordance with this Section 7.13, return to Purchaser that portion, if any, of the proceeds of the Letter of Credit remaining in Universal Music Group, Inc.'s possession after application of such proceeds to any Applicable Obligations not paid by Purchaser.

            (c) Purchaser agrees that in the event Purchaser fails to pay any of its Applicable Obligations, Universal Music Group, Inc. may draw upon the Letter of Credit (or the proceeds thereof) in an amount equal to the amount of the Applicable Obligations not so paid by Purchaser.

            (d) On the Expiration Date, to the extent Universal Music Group, Inc. holds all or any portion of the Security Deposit: (i) Universal Music Group, Inc. shall return to Purchaser the Letter of Credit (or the proceeds thereof) then held by Universal Music Group, Inc. or (ii) if Universal Music Group, Inc. shall have properly drawn upon such Letter of Credit in accordance with this Section 7.13, then Universal Music Group, Inc. shall return to Purchaser that portion, if any, of the proceeds of the Letter of Credit remaining in Universal Music Group, Inc.'s possession after application of such proceeds to any Applicable Obligations not paid by Purchaser.

            (e) Purchaser shall be required to deliver to Universal Music Group, Inc. within forty-five (45) days after the end of each fiscal quarter, either
(i) an officer's certificate (the "Financial Certificate"), signed by a financial officer of Purchaser, which shall state the Consolidated Interest Coverage Ratio for such previous fiscal quarter, and such certificate shall have appended thereto calculations which set forth Purchaser's calculation of the Consolidated Interest Coverage Ratio with respect to such fiscal quarter, or
(ii) an officer's certificate delivered by Purchaser or the parent of Purchaser to its primary lender with a credit facility having a borrowing amount of no less than $25 million, which states that Purchaser or the parent of Purchaser and its Subsidiaries are in compliance with the consolidated interest coverage ratio contained in such credit facility, provided, however, such consolidated interest coverage ratio is calculated on a basis that is no less restrictive to the borrowing party than the calculation of Consolidated Interest Coverage Ratio under this Agreement. If Purchaser complies with this covenant through delivery of the certificate set forth in subsection (i) hereof, then Seller shall have the right to audit the records of Purchaser and its Subsidiaries with respect to the calculation of the Consolidated Interest Coverage Ratio. If Purchaser complies with this covenant through delivery of the certificate by the primary lender as set forth in subsection (ii) hereof, then Purchaser shall, or shall cause its parent to, instruct its primary lender to send Seller copies of any correspondence related to the consolidated interest coverage ratio in the credit facility and instruct the primary lender to permit Seller to review any audit performed by the primary lender related to the consolidated interest coverage ratio.

            (f) Sellers acknowledge that the obligations of Purchaser under this
Section 7.13 are coextensive with the obligations of the Purchaser under the Share Purchase Agreement with respect to Section 6.13 thereof and that if two Security Deposits shall be required to be delivered at one time, under this Agreement and the Share Purchase Agreement, the maximum amount that may be drawn upon such Security Deposits in the aggregate shall be $5 million.

7.14  RECEIVABLES.

      Set forth in Section 7.14 of the Seller Disclosure Schedule is a list of accounts receivables due to the Sellers from third parties identified in Section
7.14 of the Seller Disclosure Schedule (the "Third Party Receivables"). Section
7.14 of the Seller Disclosure Schedule shall be updated immediately prior to the Closing Date to reflect the estimated accounts receivable as of such date and Sellers shall deliver a final listing within thirty (30) days after the Closing. Purchaser agrees to exercise commercially reasonable efforts to collect the Third Party Receivables on behalf of Sellers for a period of ninety (90) days after the Closing Date; provided, however, that Purchaser shall not be required to commence litigation or grant any accommodation (financial or otherwise), or incur any other liability or obligation in connection with such collection. Any payments received by Purchaser or its successors and assigns after the Closing Date from any client, customer or other party who is an obligor on any Third Party Receivable (an "Account Party") shall, unless any such Account Party objects or specifies otherwise, be applied to the oldest remaining undisputed Third Party Receivables from such Account Party. Purchaser shall not agree to set-off or otherwise discount any uncollected Third Party Receivables without Sellers' approval in their absolute and sole discretion. Upon Purchaser's receipt of payments on account of any Third Party Receivables, Purchaser shall remit such amounts to Sellers each thirty (30) days after the Closing Date by wire transfer of immediately available funds. If ninety (90) days after the Closing Date the full amount of the Third Party Receivables has not been collected from any Account Party, then Purchaser shall turn over to Sellers all evidence of and documents pertaining to any unpaid Third Party Receivables in Purchaser's possession. After such ninety (90) day period, Sellers and any designee shall be free to institute such collection efforts, including, without limitation, initiating such legal proceedings with respect thereto as they shall determine; provided that Sellers and any such designee shall exercise reasonable care to avoid unnecessary damage to Purchaser's relationships with such clients, customers and other obligors.

7.15  DISCLOSURE SCHEDULES.

      Each of Sellers and Purchaser will promptly notify the other of any changes or additions to the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, by the delivery of updates thereof, if any, as of a reasonably current date prior to the Closing but not later than five (5) Business Days prior to the Closing. Such update will constitute a part of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, from and after the date of delivery unless otherwise noted in this Agreement.

7.16  EXPENSES

      Whether or not the Closing contemplated hereunder occurs, except as otherwise provided by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, costs associated with preliminary title reports and title policies shall be borne by Sellers up to the costs that would have been incurred were the title policies standard coverage policies of title insurance, and the remaining costs, if any, including costs for extended coverage, surveys and any endorsements will be borne by Purchaser.

                                   ARTICLE 8

                                EMPLOYEE MATTERS

8.1   EMPLOYEES.

            (a) Section 5.15(a) of the Seller Disclosure Schedule lists those employees of the U.S. Business to which Purchaser agrees to make offers of Comparable Employment to be effective on either (i) the Closing Date or (ii) the later of the Closing Date or if the Secondment Agreements are entered into by Purchaser and Sellers, the date on which the Secondment Agreement terminates or expires (the effective date of any employees' offer shall be the "Employment Date"). Purchaser shall provide Sellers with prior written notice of its intent to make such offers of Comparable Employment, which notice shall include the names of such employees. Purchaser will offer employment to all employees of Sellers set forth in Section 5.15(a) of the Seller Disclosure Schedule. From the date hereof until the date which is thirty (30) days after the Employment Date, none of Sellers nor any of their respective Affiliates with operations in any segment of the music industry shall interfere with Purchaser's ability to make offers of Comparable Employment to the employees listed in Section 5.15(a) of the Seller Disclosure Schedule or the ability of any of Sellers' employees to accept such offers. Subject to applicable Law, Purchaser shall have reasonable access to the employees of the U.S. Business for the purpose of making offers of Comparable Employment. Each such employee who accepts Purchaser's offer of employment and is hired by Purchaser as of the Employment Date shall at such time become a "Transferred Employee."

            (b) Purchaser shall recognize the service time of all Transferred Employees, as said service time is reflected in Section 5.15(a) of the Seller Disclosure Schedule for purposes of eligibility to participate and vest in Purchaser's employee benefit plans. Purchaser agrees to give the Transferred Employees full credit for the accrued vacation, sick time, holiday pay and personal days earned or accrued by them during, and to which they are entitled as a result of, their employment by Sellers, by allowing such Transferred Employee such accrued vacation, sick time, holiday pay and personal days as to which such Transferred Employees would have been entitled at the Employment Date under the policies of Sellers if such Transferred Employees had remained employees of Sellers, and, upon termination of employment, by making full payment to such Transferred Employees of the accrued vacation, sick time, holiday pay and personal days that such employees would have received had they taken such accrued vacation, sick time, holiday pay and personal days at their final rate of pay. Purchaser shall recognize the vesting schedule for any portion of the 401(k) account of a Transferred Employee which is unvested and will continue to vest such amounts in accordance with the vesting schedule.

            (c) Except as may be required by law or by any union agreements as a result of a change in position, Purchaser shall not reduce the salary of a Transferred Employee, as said salary is reflected in Section 5.15(a) of the Seller Disclosure Schedule, for a period of twelve (12) months from the Closing Date, to the extent such Transferred Employee remains employed by Purchaser. Purchaser shall provide the same severance compensation and substantially the same severance benefits, and shall recognize service time of each Transferred Employee, as provided by Sellers for a period of twelve (12) months from the Closing Date.

            (d) Purchaser will continue the employment of all management personnel identified in Section 8.1(d) of the Seller Disclosure Schedule for a minimum of twelve (12) consecutive months after the Closing Date on terms no less favorable than would constitute terms of Comparable Employment for each management person listed in Section 8.1(d) of the Seller Disclosure Schedule, except for any individual management person who is terminated for cause during such time period.

            (e) Purchaser shall cause each of the Transferred Employees who was a participant in the Sellers' 401(k) to be eligible to participate as of the Closing Date in a plan ("Purchaser's 401(k)") qualifed under section 401(a) of the Code that includes a cash or deferred arrangement under Section 401(k) of the Code. Purchaser's 401(k) shall include such provisions as are necessary to permit Purchaser's 401(k) to accept a plan-to-plan transfer of assets and liabilities (including without limitation participant loans) from Sellers' 401(k) to Purchaser's 401(k) attributable to the account balances in Sellers' 401(k) of the Transferred Employees and to accept direct rollovers by Transferred Employees with respect to eligible rollover distributions from any other Employee Plan which is qualified under section 401(a) of the Code and which is maintained by Sellers or any of Sellers' ERISA Affiliates. With respect to the account balances of Transferred Employees transferred to Purchaser's 401(k), Purchaser's 401(k) shall contain the same "section 411(d)(6) protected benefits," within the meaning of section 411(d)(6) of the Code and the regulations thereunder, and the same vesting provisions, as Sellers' 401(k) applicable to such transferred account balances, except to the extent that such "section 411(d)(6) protected benefits," and/or vesting provisions may be unilaterally eliminated or reduced by a plan sponsor in connection with a plan-to-plan transfer. Sellers shall, or shall cause one of their ERISA Affiliates, to assign the sponsorship of the Kings Mountain 401(k) to Purchaser, or one of Purchaser's ERISA Affiliates, at the Closing Date. Purchaser, or one of its ERISA Affiliates shall be solely responsible for all benefits accrued under the Kings Mountain 401(k) after the Closing Date.

            (f) Purchaser shall provide to Sellers evidence satisfactory to Sellers that Purchaser's 401(k) is qualified under section 401(a) of the Code ("Evidence"). For such purposes, a favorable determination letter issued by the Internal Revenue Service that Purchaser's 401(k) is so qualified or the adoption by Purchaser of a standardized prototype plan which has received a favorable opinion letter from the Internal Revenue Service that it is so qualified shall be deemed satisfactory. Within 10 business days of Sellers' receipt of the Evidence, Purchaser and Sellers shall each timely file a Form 5310-A with respect to the proposed transfer of assets and liabilities of Sellers' 401(k) attributable to the Transferred Employees, and Sellers shall provide all requisite notices to the Transferred Employees of the transfer, including a notice of any "blackout period." The transfer date shall be the date agreed upon by Purchaser and Sellers and, in the absence of such agreement, it shall be the first day of the third calendar month following the calendar month of Sellers' receipt of the Evidence. Purchaser shall be responsible for "mapping" the investments of the account balances of Transferred Employees in Sellers' 401(k) to the investment options available under Purchaser's 401(k), with the objectives of minimizing both the duration of any "blackout period" and the extent to which account balances in Sellers' 401(k) are required to be liquidated. Purchaser shall be responsible for setting up on its payroll system repayment of participant loans included in the transferred account balances of the Transferred Employees.

8.2   LIABILITIES RELATED TO EMPLOYMENT AND BENEFITS.

      Except as otherwise expressly provided in Section 8.1(d), nothing in this Agreement shall be deemed to limit Purchaser's authority to terminate any Transferred Employee at any time after the Employment Date. All U.S. Business Employees who are not Transferred Employees shall remain the sole responsibility of Sellers. Additionally, as provided in Section 2.2(b)(ix) of this Agreement, and except as provided in Section 8.3 of this Agreement, Sellers will at all times before and after the Closing Date be solely responsible for Liabilities incurred prior to the Closing Date which arise from or are related to Sellers' or their Subsidiaries' failure to comply with all Laws concerning the hiring and retention of U.S. Business Employees which relate to wages, hours, equal opportunity, collective bargaining, employment standards, employment classifications, working conditions, immigration, disability, the payment of social security and other taxes, or any other employment-related Law. Each Transferred Employee shall be entitled to benefits under the employee benefit plans of Purchaser under the terms of each such plan.

8.3   WARN ACT.

            (a) Purchaser will be solely responsible for obligations (including notice) under the WARN Act that arise based in any part on events that occur on or after the Closing Date with respect to any Transferred Employee or arising as a result of any breach of Purchaser's obligations under Section 8.1(a); provided that Purchaser shall have a right of indemnity against Sellers to the extent that WARN Act Liability results, in whole or in part, from a breach of Sellers' representations under Section 5.15(d) or Seller's obligations pursuant to
Section 8.4.

            (b) Sellers will be solely responsible for obligations under the WARN Act with respect to the any employee of the U.S. Business that is not a Transferred Employee, except to the extent provided in Section 8.3(a).

            (c) Except as set forth in Section 8.3(c) of the Seller Disclosure Schedule, Sellers shall not cause any "plant closing" or "mass layoff" with respect to the U.S. Business within the meaning of the WARN Act between the date hereof and the Closing Date. Sellers shall update Section 5.15(a) of the Seller Disclosure Schedule within three days of the Closing Date to reflect any employee of the U.S. Business who suffered a "separation from employment" or "employment loss" as those terms are defined by the WARN Act.

8.4   LAYOFF BY SELLERS.

      Neither Seller shall, on or within ninety (90) days after the Closing Date, provide notice of or otherwise effectuate a "Plant Closing" or "Mass Layoff", as those terms are defined for purposes of the WARN Act, affecting in whole or in part any facility, site of employment, operating unit or employee of such Seller; provided that such Sellers' performance of its duties under Section
8.3 of this Agreement shall not constitute a violation of this Section 8.4.

8.5   HEALTH BENEFITS.

      Purchaser shall provide the Transferred Employees a program of health care, life insurance, and disability benefits which is substantially comparable in the aggregate to the program of health care, life insurance, and disability benefits currently provided by Sellers or their pertinent Affiliates, as the case may be, provided, however, that such health care, life insurance, and disability benefits shall be immediately available to the Transferred Employees as of the Employment Date, and the Transferred Employees shall become as of the Employment Date participants thereunder, without regard to any applicable waiting period or any limitation with respect to preexisting conditions except insofar as such waiting period or limitation gives full credit to such Transferred Employees for the period of time during which he or she was employed by Sellers and their Affiliates. Purchaser shall be responsible for all legally mandated continuation coverage for all Transferred Employees and their covered dependents who have a loss of health care coverage due to a qualifying event on or occurring following the Closing Date. Sellers shall be responsible for all legally mandated continuation coverage for all employees of Sellers who are not Transferred Employees and their covered dependents who have a loss of health care coverage due to a qualifying event occurring on or before the Closing Date.

8.6   WORKER'S COMPENSATION CLAIMS.

      Sellers shall be responsible and liable for the expense of all worker's compensation claims that arise out of any illness or injury sustained by any Transferred Employee on or before the Closing Date. Purchaser shall be liable for the expense of all worker's compensation claims that arise out of any illness or injury sustained by any Transferred Employee after the Closing Date.

                                   ARTICLE 9

                      TAX COOPERATION; ALLOCATION OF TAXES

9.1   TAX DEFINITIONS.

      The following terms, as used herein, have the following meanings:

      "Pre-Closing Tax Period" means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

9.2   TAX COOPERATION; ALLOCATION OF TAXES.

            (a) Purchaser and Sellers each agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the U.S. Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of an election relating to Taxes, the preparation of any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Sellers shall retain all books and records with respect to Taxes for the Pre-Closing Tax Period pertaining to the Purchased Assets for a period of at least six (6) years following the Closing Date. At the end of such period, Sellers shall provide Purchaser with at least ten (10) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

            (b) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, transfer, and similar Taxes, levies, charges and fees (collectively, the "Transfer Taxes") incurred solely in connection with the transactions contemplated by this Agreement shall be borne one-half by Purchaser, on the one hand, and one-half by Sellers, on the other hand. Purchaser and Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable Law to make the filings, reports or returns with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary to complete the calculation and payment of all applicable Transfer Taxes.

            (c) All payments hereunder shall be made free and clear and without the withholding of any Taxes, except to the extent required by applicable Law; provided, however, that if a party hereto determines that withholding is required with respect to a payment hereunder, it shall (i) notify the recipient of the payment promptly of its intent to withhold (and in any event no later that two days preceding the date of payment) and (ii) pay over the withheld amount to the appropriate Taxing Authority on the date of the payment to the recipient of the amounts not withheld.

                                   ARTICLE 10

                               CLOSING CONDITIONS

10.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE CLOSING.

      The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to or at the Closing of the following conditions unless expressly waived (to the extent such conditions can be waived) by Sellers and Purchaser:

            (a) GOVERNMENTAL APPROVALS. The authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods of any Governmental Entity required to consummate the transactions contemplated hereby and pursuant to the Related Documents shall have been obtained or made.

            (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court or Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby and pursuant to the Related Documents shall be in effect.

            (c) ACTIONS AND STATUTES. No Proceeding shall exist or shall be threatened, and no Law or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement or the Related Documents by any Governmental Entity that would (i) make the consummation of the transactions contemplated hereby or thereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby or thereby or (ii) render any party unable to consummate the transactions contemplated hereby or thereby.

            (d) THIRD-PARTY NOTICES AND CONSENTS. All notices required to be given prior to the Closing to, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Closing from, any third party in connection with the consummation of the transactions contemplated hereby which are set forth in Section 10.1(d) of the Seller Disclosure Schedule shall have been made and/or obtained.

            (e) PROCEEDINGS. There shall not be threatened, instituted or pending any Proceeding by any Person before any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Purchaser or any of its Affiliates of all or any material portion of the Purchased Assets or the business or assets of Purchaser or to compel Purchaser to dispose of all or any material portion of the Purchased Assets or of Purchaser or any of its Affiliates or (ii) seeking to require divestiture by Purchaser or any of its Affiliates of any Purchased Assets.

10.2  CONDITIONS TO OBLIGATIONS OF PURCHASER.

      The obligations of Purchaser to consummate the transactions consummated by this Agreement are subject to the satisfaction prior to or at the Closing of the following conditions unless waived (to the extent such conditions can be waived) by Purchaser:

            (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by Sellers in this Agreement and the Related Documents and in each closing certificate and document delivered by Sellers to Purchaser pursuant hereto shall be true and correct in all material respects (except those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of the date hereof and (except those representations and warranties which are made expressly only as of another date) as of the Closing Date, without giving effect to any supplement to the Seller Disclosure Schedule, with the same effect as if such representations and warranties had been made at and as of the Closing Date; provided, that, subject to Section 11.5(c), there shall be no failure of this condition unless the aggregate value of the breaches of all representations and warranties described in the certificate delivered pursuant to Section 10.2(h)(i) exceeds $500,000 (the "Closing Threshold"); provided, further, that nothing contained in this Agreement shall be deemed to limit or otherwise restrict Purchaser's ability to bring a claim for indemnification with respect to any such breaches of representations and warranties the aggregate value of which does not exceed the Closing Threshold.

            (b) PERFORMANCE OF OBLIGATIONS. Sellers shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by them under this Agreement and the Related Documents prior to or as of the Closing.

            (c) ABSENCE OF MATERIAL ADVERSE CHANGE. Since the date hereof, there shall have been no Material Adverse Change with respect to Sellers.

            (d) OPINION OF COUNSEL. Purchaser shall have received an opinion dated the Closing Date from counsel for Sellers, in substantially the form set forth in Exhibit 10.2(d).

            (e) RELATED DOCUMENTS. Each of the following documents (collectively with respect to subsections (ii)(A), (B) and (C) and (iii) through (ix), the "Related Documents") and the Related Documents (as defined in the Share Purchase Agreement) shall have been executed and delivered by the parties thereto other than Purchaser and the transactions contemplated thereby to be completed at or prior to the Closing substantially consummated or effected, as the case may be, in accordance with the terms thereof:

                  (i) Share Purchase Agreement. All conditions to closing under the Share Purchase Agreement shall have been satisfied and the closing thereunder shall occur substantially simultaneously with the Closing hereunder (a copy of the Share Purchase Agreement is attached hereto as Exhibit 10.2(e)(i)).

                  (ii) Manufacturing and Distribution Agreements. Sellers or their Affiliates shall have executed and delivered the (A) U.S. CD Manufacturing Agreement, (B) U.S. HDFD Manufacturing Agreement, (C) U.S. Distribution Agreement (the agreements set forth in ((A), (B), and (C)) referred to herein as the "U.S. Manufacturing and Distribution Agreements", (D) International Manufacturing Agreement (as defined in the Share Purchase Agreement), and (E) International Distribution Agreement (as defined in the Share Purchase Agreement) (collectively, with the U.S. Manufacturing Agreements, the "Manufacturing and Distributions Agreements"), and with respect to the U.S. Manufacturing Agreements, in substantially the form set forth in Exhibits 10.2(e)(ii)(A), (B), and (C), respectively.

                  (iii) Limited Liability Company Agreement. Sellers or their Affiliates shall have executed and delivered the Limited Liability Company Agreement (the "Limited Liability Agreement"), in substantially the form set forth in Exhibit 10.2(e)(iii).

                  (iv) IT Transition Services Agreement. Sellers or their Affiliates shall have executed and delivered the IT Transition Services Agreement (the "IT Transition Services Agreement"), in substantially the form set forth in Exhibit 10.2(e)(iv).

                  (v) Bill of Sale and Assignment and Assumption Agreements. The receipt by Purchaser of the Bills of Sale and Assignment and Assumption Agreements and such other instruments of transfer as is necessary or advisable to transfer the Purchased Assets, each in substantially the form set forth in Exhibit 4.2.

                  (vi) Subleases/Assignments. Sellers or their Affiliates shall have executed and delivered (A) the Sublease Agreement (the "Fishers Sublease") for the space at Fishers, Indiana in substantially the form set forth in Exhibit 10.2(e)(vi)(A), (B) the Assignment Agreement (the "Reno Assignment") for the space at Reno, Nevada in substantially the form set forth in Exhibit 10.2(e)(vi)(B), and (C) the Assignment Agreement (the "Wilkes-Barre Assignment") for the space at Wilkes-Barre, Pennsylvania in substantially the form set forth in Exhibit 10.2(e)(vi)(C), or in each case, a sublease or assignment in accordance with Section 1.4.

                  (vii) Letter Agreement. Sellers or their Affiliates shall have executed and delivered the Letter Agreement (the "Letter Agreement"), in substantially the form set forth in Exhibit 10.2(e)(vii).

                  (viii) Title to Property. Title to Owned Real Property shall have been evidenced by the willingness of Chicago Title Company (or another title company acceptable to Purchaser) (the "Title Insurer") to issue at regular rates ALTA owner's extended coverage policies of title insurance (1990 Form B) (the "Title Policy") in amounts equal to the respective portion of the Purchase Price allocated to such interests, showing title to such interests in real property vested in the Purchaser subject to transfer of such interest to Purchaser. Such Title Policy shall show title vested in Purchaser subject to:

                        (A) A lien or liens to secure payment of real estate
            taxes not delinquent;

                        (B) Exceptions, other than those disapproved exceptions
            listed on Section 10.2(e)(viii) of the Purchaser Disclosure Schedules, disclosed by the current standard ALTA Preliminary Title Reports, delivered to Purchaser prior to the date hereof;

                        (C) Matters created by, or with the consent of
            Purchaser; and

                        (D) Other possible minor matters that in the aggregate
            are not substantial in amount and do not materially detract from or interfere with the present or intended use of such real property, including such matters as may be disclosed by surveys taken after the date hereof.

            The willingness of the Title Insurer to issue the Title Policy shall be evidenced either by the issuance thereof at the Closing or by the Title Insurer's delivery of written commitments or binders, dated as of the Closing Date, to issue such Title Policy within a reasonable time after the Closing Date, subject to actual transfer of the real property in question.

                  (ix) Secondment Agreements. If the Closing occurs prior to July 1, 2005 and Purchaser requests execution of the Secondment Agreements in substantially the form set forth in Exhibit 10.2(e)(ix), Sellers shall have executed and delivered the Secondment Agreements.

            (f) CERTIFICATES. Each of the following certificates shall have been executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

                  (i) a certificate signed by an executive officer of each Seller, dated as of the Closing Date, and certifying as to (A) the incumbency and genuineness of the signatures of each Person executing this Agreement and the Related Documents on behalf of each Seller; (B) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of each Seller authorizing the execution, delivery and performance of this Agreement and the Related Documents to which each Seller is a party and the consummation of the transactions contemplated hereby and thereby; (C) the accuracy of the representations and warranties of each Seller contained herein, as contemplated by Section 10.2(a) hereof, and
      (D) the performance of the covenants of each Seller contained herein, as contemplated in Section 10.2(b) hereof; and

                  (ii) a certificate of an executive officer of each Seller, dated as of the Closing Date, certifying that each Seller is not a foreign person within the meaning of Section 1445 of the Code or otherwise satisfying the requirements of Section 1445 of the Code, such that payment may be made without withholding Tax.

            (g) PAYOFF OF INDEBTEDNESS; RELEASE OF ENCUMBRANCES. Sellers shall have (i) satisfied in full all obligations for Indebtedness (including any interest, prepayment premiums or penalties and other fees and charges) of Sellers relating to the U.S. Business or the Purchased Assets and (ii) provided Purchaser with correct and complete payoff letters with respect to such Indebtedness and directed its financing sources to pay the amounts set forth in such payoff letters to the parties referred to therein, and all documents related thereto shall be reasonably satisfactory to Purchaser. Purchaser shall have received duly executed releases (including UCC-3 termination statements) of all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets, in form and substance reasonably satisfactory to Purchaser and its counsel.

            (h) COLLECTIVE BARGAINING AGREEMENTS. All notices required to be given prior to the Closing to, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Closing under the collective bargaining agreements set forth in Section 5.15(b) of the Seller Disclosure Schedule in connection with the consummation of the transactions contemplated shall have been made and/or obtained.

10.3  CONDITIONS TO OBLIGATIONS OF SELLERS.

      The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions unless waived (to the extent such conditions can be waived) by
Sellers:

            (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Purchaser in this Agreement and the Related Documents and in each closing certificate and document delivered by Purchaser to Sellers pursuant hereto shall be true and correct in all material respects (except those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of the date hereof and (except those representations and warranties which are made expressly only as of another date) as of the Closing Date, without giving effect to any supplement to the Purchaser Disclosure Schedule, with the same effect as if such representations and warranties had been made at and as of the Closing Date.

            (b) PERFORMANCE OF OBLIGATIONS. Purchaser shall have performed or complied with in all material respects all obligations and covenants required to have been performed or complied with by them under this Agreement and the Related Documents prior to or as of the Closing Date.

            (c) RELATED DOCUMENTS. Each of the Related Documents shall have been executed and/or delivered by the parties thereto other than Sellers or their Affiliates, as applicable, and the transactions contemplated thereby to be completed at or prior to the Closing shall have been substantially consummated or effected, as the case may be, in accordance with the terms thereof and the transactions contemplated by the Share Purchase Agreement shall close substantially simultaneously with the closing of the transaction under this Agreement.

            (d) CERTIFICATES. Sellers shall have received a duly executed certificate signed by an executive officer of Purchaser, dated as of the Closing Date, and certifying as to (i) the incumbency and genuineness of the signatures of each Person executing this Agreement and the Related Documents on behalf of Purchaser; (ii) the accuracy of the representations and warranties of Purchaser contained herein, as contemplated by Section 10.3(a) hereof, and (iii) the performance of the covenants of Purchaser contained herein, as contemplated in
Section 10.3(b) hereof.

                                   ARTICLE 11

                                 INDEMNIFICATION

11.1  INDEMNIFICATION GENERALLY.

            (a) From and after the Closing, subject to the further terms of this
Article 11, Seller Indemnifying Persons, jointly and severally, agree to indemnify each Purchaser Indemnified Person for, and hold them harmless from and against, any and all Purchaser Losses arising from or in connection with any of the following:

                  (i) the untruth, inaccuracy or breach of any representation or warranty (other than the Excluded Representations) of Sellers contained in this Agreement giving effect, subject to Section 10.2(a), to any supplements to the Seller Disclosure Schedule;

                  (ii) the untruth, inaccuracy or breach of any Excluded Representation of Sellers contained in this Agreement giving effect, subject to Section 10.2(a), to any supplements to the Seller Disclosure Schedule;

                  (iii) the breach or violation of or failure to perform any agreement, undertaking, obligation or covenant of Sellers contained in this Agreement;

                  (iv) any Excluded Liability or Excluded Asset;

                  (v) the assertion of any Losses against any Purchaser Indemnified Person arising out of, relating to or in connection with any fee, commission or like payment due any broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement; and

                  (vi) any amounts that are the responsibility of Sellers pursuant to Sections 7.10 or 9.2 hereof.

            (b) From and after the Closing, subject to the further terms of this
Article 11, Purchaser Indemnifying Person agrees to indemnify Seller Indemnified Persons for, and hold them harmless from and against, any and all Seller Losses arising from or in connection with any of the following:

                  (i) the untruth, inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement giving effect to any supplement to the schedules hereto;

                  (ii) the breach of any agreement, undertaking, obligation or covenant of Purchaser contained in this Agreement;

                  (iii) any Assumed Liability;

                  (iv) the assertion of any Losses against any Seller Indemnified Person arising out of, relating to or in connection with any fee, commission or like payment due any broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement; and

                  (v) any amounts that are the responsibility of Purchaser pursuant to Sections 7.10 or 9.2 hereof.

11.2  ASSERTION OF CLAIMS.

      No claim shall be brought under Section 11.1 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or ascertainable, or (b) written notice pursuant to Section 11.3 of any Third Party Claim, the existence of which might reasonably be expected to give rise to such a claim; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any Liability hereunder unless (and then solely to the extent) the Indemnifying Person thereby is materially prejudiced by the delay. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings subsequent to the Survival Date (for a period up to ninety (90) days after the Survival Date) for the enforcement of their rights under Section 11.1 with respect to the matters indicated in such notice.

11.3  NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.

      The obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of Liability by third parties (including any Governmental Entity) (each, a "Third Party Claim") shall be subject to the following additional terms and conditions (provided, however, that subparagraphs
(b), (c), (d), and (e) of this Section 11.3 shall not apply to Third Party Claims seeking the performance of remediation measures, which are subject to the procedures set forth in Section 7.11 of this Agreement):

            (a) The Indemnified Persons, or any one of them, shall promptly give written notice to the Indemnifying Persons, or any of them, of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Person thereby is materially prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument or other documents received and the Indemnified Person shall otherwise make available to the Indemnifying Person all relevant information material to the defense of such claim and within such Indemnified Person's possession.

            (b) The Indemnifying Persons shall have the right to assume the defense of any Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of any Third Party Claim upon receipt of a written notice from an Indemnified Person that: (i) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons and representation of both parties by the same counsel would be inappropriate due to the actual or potential differences between them,
(ii) such action could have a material effect on the business, operations, assets, properties, prospects or relationships of the Indemnified Persons, or
(iii) the Indemnifying Persons shall not have assumed the defense of the Third Party Claim in a timely fashion such that the Indemnified Person has suffered material prejudice.

            (c) If the Indemnifying Persons shall assume the defense of a Third Party Claim, the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Persons do not assume the defense of any Third Party Claim or are otherwise restricted from so assuming by the proviso to the first sentence of Section 11.3(b), the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense. If the defense of a Third Party Claim is assumed by the Indemnified Persons, the Indemnified Persons shall not be entitled to settle such Third Party Claim without the prior written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld or delayed.

            (d) If the Indemnifying Persons assume the defense of a Third Party Claim, (i) the Indemnified Persons shall be entitled to participate in such defense with their own counsel at their own expense and (ii) the Indemnifying Persons shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed.

            (e) The Indemnifying Person may assume and control, or bear the costs, of any defense of a Third Party Claim, subject to its reservation of a right to contest the Indemnified Person's right to indemnification hereunder, provided that the Indemnifying Person gives the Indemnified Person notice of such reservation within fifteen (15) days of the date of the written notice of the Third Party Claim.

11.4  SURVIVAL.

      The representations and warranties contained in this Agreement shall survive the Closing until the date that is 18 months after the Closing; provided, however, that (a) the representations and warranties contained in Sections 5.1, 5.2, 5.4 and the first sentence of Section 5.8(a)(1) of this Agreement, shall survive the termination of this Agreement indefinitely, (b) the representations and warranties contained in (i) Sections 5.6 and (ii) Section 5.16, shall survive the Closing Date until sixty (60) days following the expiration of the respective statutes of limitation applicable to the matters covered thereby and (c) the representations and warranties contained in Section
5.17 and the indemnities for Sellers' Environmental Obligations, shall survive the Closing until the date that is seven (7) years after the Closing (the representations and warranties listed in the foregoing clauses (a), (b) and (c) (the "Excluded Representations"). The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are fully performed. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate is referred to herein as the "Survival Date". Subject to the specific provisions of this Article II, indemnification claims made hereunder shall be made on or before the applicable Survival Date for such claim as provided in this Section 11.4.

11.5  LIMITS ON INDEMNIFICATION.

            (a) No amount shall be payable by any Indemnifying Person pursuant to Section 11.1(a)(i) of this Agreement or Section 10.1(a)(i) of the Share Purchase Agreement, on the one hand, or Section 11.1(b)(i) of this Agreement or
Section 10.1(b)(i) of the Share Purchase Agreement, on the other hand, unless the aggregate amount of Losses indemnifiable under such sections exceeds $400,000 (the "Threshold Amount"), in which event the right to be indemnified shall apply to the full amount of such Losses in excess of the Threshold Amount; provided, however, that individual claims resulting from a breach of Section 5.8(b) of $5,000 or less shall not be aggregated for purposes of calculating the Threshold Amount or the Losses in excess of the Threshold Amount. Purchaser shall not be entitled to recover any amounts under Article 11 from Sellers if the basis for any claim for indemnity is or has been the basis for any claim under the Manufacturing and Distribution Agreements. The parties agree that the same claim shall not be permitted to be brought under both this Agreement and any Related Document.

            (b) Notwithstanding anything to the contrary contained in this Agreement, (i) the maximum amount of aggregate indemnifiable Losses which may be recovered from any Indemnifying Person pursuant to Section 11.1(a)(i) of this Agreement or Section 10.1(a)(i) or of the Share Purchase Agreement, on the one hand, or Section 11.1(b)(i) of this Agreement or Section 10.1(b)(i) of the Share Purchase Agreement, on the other hand, shall be an amount equal to $8,000,000 in the aggregate and a maximum of $4,000,000 under each of this Agreement and the Share Purchase Agreement, and (ii) the maximum amount of the aggregate indemnifiable Losses which may be recovered from Seller Indemnifying Persons pursuant to Section 11.1(a)(ii), and 11.1(a)(vi) of this Agreement shall be an amount equal to the aggregate Purchase Price paid under this Agreement, as finally adjusted in accordance with Article 3, plus the aggregate amount of the credits issued under Section 10.8 of the U.S. CD Manufacturing Agreement and
10.8 of the U.S. Distribution Agreement.

            (c) It is understood by the parties hereto that the limitations set forth in Section 11.5(a) or Section 11.5(b) do not apply to, and will not limit in any manner, Purchaser's or Sellers' right to indemnification pursuant to any other provision of Article 11 of this Agreement or Article X of the Share Purchase Agreement. It is further understood by the parties hereto that the limitations set forth in Section 11.5(a) or Section 11.5(b) do not apply to, and will not limit in any manner, Purchaser's right to indemnification with respect to any breaches of representations and warranties which do not exceed the Closing Threshold and, therefore, do not cause a failure of the condition in
Section 10.2(a).

            (d) In computing Losses, such amounts shall be computed net of any related recoveries the Indemnified Person has received from insurance policies, or other related payments received from third parties, and net of any Tax benefits that actually reduce cash taxes by the Indemnified Person. If an Indemnified Person is entitled to receive an insurance recovery or related payment from a third party with respect to any Loss and receives any amounts after payment by the Indemnifying Party of such Loss or actually reduces cash taxes as a result of any such Loss, then the Indemnified Person shall reimburse the Indemnifying Party for any such amount.

            (e) In computing Losses that result from the untruth, inaccuracy or breach of any representation or warranty contained in this Agreement that is qualified by materiality or Material Adverse Effect, the related "Losses" shall be deemed to be the entire value associated with the untruth, inaccuracy or breach once such representation or warranty has been determined to be untrue, inaccurate or breached. For illustration purposes solely, and without the dollar values expressed in this paragraph being probative in any way with respect to the intent of the parties with respect to the definition of Material Adverse Effect and materiality, if (i) a Material Adverse Effect is deemed to be valued at $250,000; and (ii) a breach of a representation has resulted in "Losses" of $250,001, then the applicable "Losses" associated with such breach shall be deemed to be $250,001 (and not $1.00).

            (f) Absent fraud or unless otherwise specifically provided herein, the sole remedy for damages of a party hereto for any breach of the representations, warranties, covenants and agreements contained in this Agreement shall be the remedies contained in Article 11.

            (g) Any conversions between United States dollars and another currency shall be based on the average of the exchange rates for such conversion published in the Wall Street Journal on each of the five (5) Business Days preceding the day on which such conversion is to be calculated for purposes of carrying the terms of this Agreement. If the Wall Street Journal is not published on a Business Day in question, then the exchange rate published in the New York Times on such Business Day shall be used or, if neither is published on such Business Day, then the exchange rate quoted on such Business Day, or quoted the nearest Business Day preceding such Business Day, by Citibank, N.A. (or its successor), in New York City, New York, shall be used.

11.6  INDEMNIFICATION PAYMENTS.

      Once a Loss is finally adjudicated to be payable pursuant to this Article 11, the Indemnifying Person shall satisfy its obligations within fifteen (15) Business Days of such final, nonappealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Person not make full payment within such fifteen (15) Business Day period, that any amount payable shall accrue interest, compounded annually, calculated from the date of final, nonappealable adjudication until such payment has been made, at a rate of 6% per annum. The parties hereto agree that any indemnification payment pursuant to this Agreement shall be treated as an adjustment to the Purchase Price.

                                   ARTICLE 12

                       TERMINATION; EFFECT OF TERMINATION

12.1  TERMINATION.

      This Agreement may be terminated at any time prior to the consummation of the Closing by:

            (a) the mutual written consent of Sellers and Purchaser; or

            (b) Purchaser, if there has been a material breach by Sellers of any representation, warranty, covenant or agreement set forth in this Agreement which is not cured by Sellers within ten (10) days after written notice thereof; or

            (c) Sellers, if there has been a material breach by Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement which is not cured by Purchaser within ten (10) days after written notice thereof; or

            (d) Purchaser, if the conditions set forth in Sections 10.1 or 10.2 (other than those conditions which by their nature are to be satisfied as part of the Closing) shall not have been satisfied or waived on or prior to July 31, 2005; or

            (e) Sellers, if the conditions set forth in Sections 10.1 or 10.3 (other than those conditions which by their nature are to be satisfied as part of the Closing) shall not have been satisfied or waived on or prior to July 31, 2005; or

            (f) Purchaser, or Sellers, if any permanent injunction or other Order of a court or other competent authority preventing the Closing shall have become final and nonappealable; or

            (g) either Seller, if a Seller concurrently enters into a definitive agreement for a Superior Proposal in accordance with, or has otherwise complied with, all provisions of Section 7.4 hereof and concurrently with such termination, Seller shall have paid to Purchaser the Termination Fee; or

            (h) either Seller or Purchaser, if a Termination Fee has been paid by Sellers' Affiliate upon the termination of the Share Purchase Agreement by Sellers' Affiliate.

provided, however, that no party shall be entitled to terminate this Agreement if such party's breach of this Agreement has prevented the satisfaction of a condition. Any termination pursuant to this Section 12.1 (other than a termination pursuant to Section 12.1(a)) shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the section of this Agreement pursuant to which this Agreement is being terminated.

12.2  EFFECT OF TERMINATION.

      In the event of the termination of this Agreement as provided in Section 12.1, this Agreement shall be of no further force or effect, except for the last sentence of Section 7.1, Section 7.5, this Section 12.2 and Article 13, each of which shall survive the termination of this Agreement. Without limiting the rights of the parties pursuant to Section 13.13, if there shall have occurred an intentional or willful breach by any party of any one or more representations and warranties or covenants in this Agreement and as a result thereof this Agreement is terminated by Sellers, on the one hand, or Purchaser, on the other hand, pursuant to Sections 12.1(b), (c), (d) or (e), respectively, then the remedies shall not be limited by the provisions of this Agreement.

                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS

13.1  AMENDMENT.

      This Agreement shall not be altered or otherwise modified or amended except pursuant to an instrument in writing signed by Purchaser and Sellers. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.2  ENTIRE AGREEMENT.

      This Agreement and the other agreements and documents referenced herein (including, the schedules and the exhibits attached hereto) contain all of the agreements among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings and negotiations, oral and written, among the parties with respect thereto.

13.3  SEVERABILITY.

      It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.4  BENEFITS OF AGREEMENT.

      All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto; provided, however, that anything contained herein to the contrary notwithstanding, Purchaser may, without the prior written consent of any other party, assign any or all of their rights and interests hereunder to any lender providing financing to Purchaser or to any Affiliate of Purchaser. No assignment shall relieve the assignor of any of its obligations hereunder. Sellers agree that, if either Seller is acquired (or any portion of either Seller is acquired in a transaction that purports to transfer such Sellers' rights and/or obligations under this Agreement), any acquiring Person (or such transferee) must agree in writing to be bound by the obligations of Sellers, as applicable, under this Agreement or any Related Document prior to such acquisition (or transfer) becoming effective. Notwithstanding the foregoing, Sellers agree to remain liable for their respective obligations hereunder regardless of whether such entity (or portion thereof) is acquired (or transferred). Except as specifically set forth herein, no Person other than Sellers, Purchaser and their respective successors and permitted assigns shall have any rights under this Agreement.

13.5  FEES AND EXPENSES.

      Except as otherwise expressly provided in this Agreement, the parties hereto shall each bear their own expenses incurred in connection with this Agreement and the Related Documents.

13.6  HEADINGS.

      Descriptive headings are for convenience only and shall not control or affect in any way the meaning or construction of any provision of this Agreement.

13.7     NOTICES.

      All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties or other Persons specified below at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Sellers, to:

                  UMG Manufacturing & Logistics, Inc.
                  Universal Music & Video Distribution, Corp.
                  c/o Universal Music Group
                  2220 Colorado Avenue
                  Santa Monica, CA 90404
                  Attention: Executive Vice President, Business and Legal
                  Affairs
                  Telephone No.: 310-865-4068

                  with a copy to:

                  Munger, Tolles & Olson LLP
                  355 S. Grand Ave.
                  Los Angeles, California 90071
                  Attention: Sandra Seville-Jones, Esq.
                  Telephone No.: (213) 683-9126

            (b)   if to Purchaser, to:

                  Entertainment Distribution Company (USA), LLC
                  c/o Glenayre Technologies, Inc.
                  1130 Lakefield Drive
                  Duluth, Georgia  30097
                  Attention: Chief Financial Officer
                  Telephone No.: (770) 283-2525

                  and

                  Entertainment Distribution Company LLC
                  360 Madison Avenue, Suite 500
                  New York, New York 10017
                  Attention: Chief Financial Officer
                  Telephone No.: (212) 981-6917

                  and with a copy to:

                  Greenberg Traurig LLP
                  The Forum
                  3290 Northside Parkway, Suite 400
                  Atlanta, Georgia 30327
                  Attention: James S. Altenbach, Esq.
                  Telephone No.: (678) 553-2100

      All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (iii) in the case of mailing, on the third Business Day following such mailing.

13.8  COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

13.9  GOVERNING LAW.

      THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE LAW OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

13.10 INCORPORATION OF EXHIBITS AND SCHEDULES.

      The Annexes, Exhibits, Schedules, Seller Disclosure Schedule and Purchaser Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

13.11 INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES

      All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant; provided that if a certain action requires consent with respect to a certain conduct hereunder and the party required to grant consent to such action in order for the other party to avoid a breach of such covenant grants such consent in accordance with the requirements of this Agreement, such granted consent shall be deemed granted as well hereunder with respect to any additional covenant for which a consent would be required in order to avoid a covenant breach. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty is breached, the fact that another representation or warranty concerning the same or similar subject matter is not breached shall not affect a breach of the particular representation and warranty hereunder.

13.12 INTERPRETATION; CONSTRUCTION.

      The term "Agreement" means this agreement together with the Seller Disclosure Schedule, the Purchaser Disclosure Schedule and all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term "includes" or "including" means "including, without limitation." The words "herein", "hereof", "hereunder", "hereby", "hereto", "hereinafter", and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party, nor shall any previous drafts of this Agreement be utilized by any party to demonstrate the purported intent of the parties with respect to any provision of this Agreement. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.

13.13 REMEDIES.

      With respect to the agreements and covenants contained in this Agreement, the parties shall each have and retain all rights and remedies existing in their favor under this Agreement, at law or equity, including rights to bring actions for specific performance and injunctive and other equitable relief to enforce or prevent a breach or any violation of the agreements and covenants contained in this Agreement. All such rights and remedies shall, to the extent permitted by applicable Law, be cumulative.

13.14 WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION.

      EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT.

                                   * * * * *

      IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

                                            SELLERS:

                                            UMG MANUFACTURING & LOGISTICS, INC.

                                            By:  /s/ Zach Horowitz
                                                 -------------------------------
                                                 Name: Zach Horowitz
                                                 Title: Executive Vice President

                                            UNIVERSAL MUSIC & VIDEO
                                            DISTRIBUTION, CORP.

                                            By:  /s/ Zach Horowitz
                                                 -------------------------------
                                                 Name: Zach Horowitz
                                                 Title: Executive Vice President


                                            PURCHASER:

                                            ENTERTAINMENT DISTRIBUTION
                                            COMPANY (USA), LLC

                                            By:  /s/ Thomas Costabile
                                                 -------------------------------
                                                 Name: Thomas Costabile
                                                 Title: EVP and Chief Operating
                                                        Officer

                                    GLENAYRE:

                                    GLENAYRE TECHNOLOGIES, INC.
                                    (with respect only to Section 7.4(d) hereof)



                                    By:  /s/ Clarke H. Bailey
                                         ---------------------------------------
                                         Name: Clarke H. Bailey
                                         Title: Chairman and CEO

                                     ANNEX I

                                   DEFINITIONS

      "Accounting Firm" has the meaning set forth in Section 3.3(b).

      "Account Party" has the meaning set forth in Section 7.14.

      "Acquisition Proposal" means any inquiry, offer or proposal from any Third Party (whether or not in writing) relating to, or that could reasonably be expected to lead to Another Transaction.

      "Adjustment Payment" has the meaning set forth in Section 3.4.

      "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including such Person's Subsidiaries.

      "Agreement" has the meaning set forth in Section 13.12; provided that for purposes of Article 11 only, the term Agreement does not include the Exhibits hereto.

      "Allocation Schedule" has the meaning set forth in Section 3.5.

      "Another Transaction" shall mean any acquisition, disposition, business combination, merger, or similar transaction involving all or a material portion of the U.S. Business or a material part of the operating Assets of the U.S. Business; provided, however, that nothing herein shall be deemed to apply to, or restricts, any proposal, inquiry, offer, negotiation or agreement related to any transaction which is not primarily a sale of Sellers or of the U.S. Business.

      "Applicable Board" means the Board of Directors of a Seller.

      "Applicable Inventory" has the meaning set forth in Section 3.3(b).

      "Applicable Obligations" means the Liabilities of Purchaser arising under this Agreement and the Related Documents and Liabilities of Purchaser's Affiliates under the Share Purchase Agreement and the Related Documents (as defined in the Share Purchase Agreement).

      "Apportioned Payables" has the meaning set forth in Section 7.10.

      "Assets" means the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, of whatever nature.

      "Assigned Contracts" has the meaning set forth in Section 1.1(a)(iv).

      "Assumed Employee Plans" has the meaning set forth in Section 1.1(a)(xiv).

      "Assumed Liabilities" has the meaning set forth in Section 2.1.

      "Beneficial Ownership" (and the correlative meanings, "Beneficially Own" and "Beneficially Owning") means having "beneficial ownership", as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

      "Bills of Sale and Assumption Agreements" has the meaning set forth in
Section 4.2.

      "Board Approval" has the meaning set forth in Section 7.4(c).

      "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

      "Capital Lease" means any obligation of a Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person as of a specified date computed in accordance with GAAP.

      "Closing" has the meaning set forth in Section 4.1.

      "Closing Threshold" has the meaning set forth in Section 10.2(a).

      "Closing Date" has the meaning set forth in Section 4.1.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Competing Business" has the meaning set forth in Section 7.6(c)(iii).

      "Comparable Employment" means a position that: (i) has comparable duties and responsibilities as the position the relevant employee currently holds with Sellers and their Subsidiaries; and (ii) has compensation and benefits as are comparable to the present compensation and benefits paid by Sellers or any of their Subsidiaries as of the Closing (but without taking into account any equity-based compensation that was provided by Sellers).

      "Confidential or Proprietary Information" means all information about or relating to the U.S. Business, including all Intellectual Property Rights, provided that Confidential or Proprietary Information shall not include information to the extent it: (i) is or becomes generally available or known to the public, other than as a result of any disclosure by Sellers or any of their Affiliates in violation of this Agreement, (ii) is or becomes available to Sellers or one of their Affiliates from any source (not in violation of any confidentiality agreement) other than Purchaser, (iii) is generated by or related to the Sellers' Core Business, or (iv) is related to the Excluded Assets.

      "Confidentiality Agreement" has the meaning set forth in Section 7.1(a).

      "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of income Tax expense for such period, (c) all amounts attributable to depreciation, amortization and other non-cash charges or losses for such period, (d) all extraordinary charges during such period and (e) all non-recurring expenses incurred during such period, all as determined on a consolidated basis with respect to Purchaser and its Affiliates (which shall have the same meaning as such term means in Section 7.6(d)) in accordance with GAAP.

      "Consolidated Interest Coverage Ratio" means, with respect to any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

      "Consolidated Interest Expense" means, for any period (a) the cash interest payable by Purchaser and its Affiliates (which shall have the same meaning as such term means in Section 7.6(d)) during such period minus (b) interest income, in each case determined on a consolidated basis in accordance with GAAP.

      "Consolidated Net Income" means, for any period, net income or loss of Purchaser and its Affiliates (which shall have the same meaning as such term means in Section 7.6(d)) for such period determined on a consolidated basis in accordance with GAAP.

      "Contract" means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or sales order with a minimum purchase requirement or other agreement, contract, commitment or license.

      "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

      "Employee Plan" has the meaning set forth in Section 5.16(a).

      "Employment Contract" shall mean any employment, retention, severance, change-in-control or similar-type agreement.

      "Employment Date" has the meaning set forth in Section 8.1(a).

      "Encumbrances" shall mean and include security interests, mortgages, liens, pledges, charges, and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

      "Environmental Claims" means any and all Proceedings arising out of, or related to the presence, Release or threatened Release of any Hazardous Materials, including Proceedings alleging common law Liability arising out of, or related to the presence, Release or threatened Release of any Hazardous Materials or any violation or alleged violation of any Environmental, Health and Safety Laws.

      "Environmental Costs or Liability" shall mean any Losses arising under any applicable Environmental Health and Safety Law or any order or contract existing prior to the Closing, including any natural resource damages.

      "Environmental, Health and Safety Laws" means all civil and criminal Laws, rules, Permits, or Orders relating to or addressing pollution or protection of the environment, public health and safety, including all those relating to the presence, use, production, processing, generation, handling, labeling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, cleanup of, or exposure to any Hazardous Materials, substances or wastes, provided, however, that any zoning, building or land use ordinances shall not be included in the definition of Environmental, Health and Safety Laws.

      "Equity Interests" means (i) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing and (ii) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person.

      "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" has the meaning set forth in Section 5.16(a).

      "European Business" has the meaning set forth in the preamble to this Agreement.

      "Evidence" has the meaning set forth in Section 8.1(f).

      "Excluded Assets" has the meaning set forth in Section 1.2.

      "Excluded Contracts" has the meaning set forth in Section 5.11(c).

      "Excluded Employee Plans" has the meaning set forth in Section 1.2(f).

      "Excluded Inventory" has the meaning set forth in Section 1.2(d).

      "Excluded Liabilities" has the meaning set forth in Section 2.2(c).

      "Excluded Representations" has the meaning set forth in Section 11.4.

      "Expiration Date" has the meaning set forth in Section 7.13(a).

      "Facilities" means the Real Property and the facilities located on the Real Property.

      "Final Inventory Statement" has the meaning set forth in Section 3.3(b).

      "Financial Certificate" has the meaning set forth in Section 7.13(e).

      "Finished Goods" means the finished goods inventory (as defined by GAAP and consistent with past practice) located in the manufacturing plants of the U.S. Business or held by third parties on consignment for Sellers.

      "Fishers Sublease" has the meaning set forth in Section 10.2(e)(vi).

      "GAAP" means U.S. generally accepted accounting principles, applied on a basis consistent with past practice.

      "Glenayre" means Glenayre Technologies, Inc., a Delaware corporation.

      "Governmental Entity" means federal, state, local or foreign government and any court, tribunal, arbitral body, administrative agency, commission or other governmental, government appointed, or regulatory authority, reporting entity or agency.

      "Hazardous Materials" shall mean any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof), petroleum products or petroleum distillates, fractions or wastes, pesticides, asbestos-containing materials, urea formaldehyde foam, heavy metals and any other wastes, materials, chemicals or substances regulated pursuant to any applicable Environmental, Health and Safety Law .

      "Historical Expenses" has the meaning set forth in Section 5.8(a)(i)

      "Historical Financial Statements" has the meaning set forth in Section 5.7(a)(i).

      "Income Tax" means any federal, state, local, or foreign tax, measured by or with respect to net income, gains or net receipts, including any interest, penalty, or addition thereto, whether disputed or not.

      "Indebtedness" means indebtedness for borrowed money, reimbursement obligations with respect to letters of credit and similar instruments, obligations incurred, issued or assumed as the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business consistent with past practice), obligations of others secured by (or, for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured) any Encumbrance (other than a Permitted Encumbrance) on property or Assets of Sellers, Capital Lease obligations, and obligations in respect of guarantees of any of the foregoing or any "keep well" or other agreement to maintain any financial statement condition of another person, in each case, whether or not matured, liquidated, fixed, or contingent, and without duplication. The term "Indebtedness" shall mean the amount required to retire such Indebtedness on the date in question and includes all principal, interest, fees, expenses, prepayment penalties and other similar obligations owed in respect of any outstanding Indebtedness.

      "Indemnified Persons" means and includes Purchaser Indemnified Persons and/or Seller Indemnified Persons, as the case may be.

      "Indemnifying Persons" means and includes Purchaser Indemnifying Persons and/or Seller Indemnifying Persons, as the case may be.

      "Initial Inventory Statement" has the meaning set forth in Section 3.3(b).

      "Intellectual Property Rights" means all intellectual property rights, including patents, trademarks, trade names, service marks, service mark applications, trade dress, logos, designs, devices, domain names and the goodwill connected with the foregoing, copyrights, software, databases, mask works, know-how, technical information, trade secrets, processes, formulae, licenses, inventions, discoveries, designs or design protocols, drawings, blueprints, specifications, and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records, and any registrations or applications for registration of any of the foregoing.

      "Inventory" means the Supplied Production Components (other than those listed in Section 1.2(d) of the Seller Disclosure Schedule) and WIP of Sellers related to the U.S. Business. For the avoidance of doubt, Inventory does not include any Other Inventory or any Excluded Inventory.

      "IT Transition Services Agreement" has the meaning set forth in Section 10.2(e)(iv).

      "Knowledge" of either Seller means the actual knowledge of any Person who is listed in Section I of the Seller Disclosure Schedule.

      "Law" means any applicable federal, state or local law, statute, treaty, regulation, ordinances, or similar provision having the force or effect of law, but excluding all Environmental, Health and Safety Laws.

      "Leases" has the meaning set forth in Section 1.1(a)(vi).

      "Leased Real Property" has the meaning set forth in Section 5.9(b).

      "Letter Agreement" has the meaning set forth in Section 10.2(e)(vii).

      "Letter of Credit" has the meaning set forth in Section 7.13(a).

      "Liability" means any debt, liability, commitment or obligation, of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, choate or inchoate, secured or unsecured, accrued, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

      "Licensed Requisite Rights" means all Intellectual Property Rights which Sellers (or any of their Affiliates) have a Contract (other than a contract for the purchase of equipment that includes Intellectual Property Rights licensed with such equipment) to use and which are used in, held for use in or otherwise relate to, the U.S. Business, other than in connection with the Excluded Assets or the Excluded Contracts.

      "Losses" means any and all losses, claims, costs, damages, Liabilities, fines, penalties, judgments, settlements, expenses (including reasonable attorneys', accountants', experts, engineers, consultants, and other professionals' fees and costs of investigation, litigation) settlement, fees, judgments, assessments and Taxes (including interest or penalties thereon) provided, however, Losses shall not include any consequential damages, lost profits, damage to reputation or the like, but such damages shall be limited to out-of-pocket Losses.

      "Manufactured Volumes" has the meaning set forth in Section 5.7(b).

      "Manufacturing and Distribution Agreements" has the meaning set forth in
Section 10.2(e)(ii).

      "Material Adverse Change" means any adverse change, loss or damage, which, individually or in the aggregate, has had or would reasonably be expected to have, with respect to Sellers, a material adverse change to (i) (A) the Purchased Assets or (B) the Assumed Liabilities or (ii) the performance of any obligations hereunder or under the Related Documents.

      "Material Adverse Effect" means any event, condition, change, fact, circumstance or effect, which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (A) (1) the Purchased Assets or (2) the Assumed Liabilities or (B) on the performance of any obligations hereunder or under the Related Documents.

      "Material Interest" means (i) an ownership interest (equity or otherwise) in any Person, directly or indirectly, which is in excess of 10% of the total ownership interests of such Person (other than any Seller Permitted Joint Venture or Purchaser Permitted Joint Venture, as the case may be) or (ii) the ability to control or manage the operations of a Person, whether by contract, voting agreement or otherwise or (iii) the ability to elect any member of the Board of Directors or similar governing body, or the ability to appoint the Chief Executive Officer, President or comparable senior management of such Person.

      "New Venture" has the meaning set forth in Section 7.6(c)(iii).

      "Non-Material" has the meaning set forth in Section 7.8(c).

      "Notice of Disagreement" has the meaning set forth in Section 3.3(b).

      "Off-Site Disposal Location" has the meaning set forth in Section 2.2(b)(xii).

      "Orders" means judgments, writs, decrees, injunctions or judicial or administrative orders of any Governmental Entity.

      "Organizational Documents" means (i) any certificate or articles filed with any state which filing forms a Person and (ii) all agreements, documents or instruments governing the internal affairs of a Person, including such Person's by-laws, codes of regulations, partnership agreements, limited liability company agreements and operating agreements.

      "Other Inventory" means all parts, supplies and other inventory (but excluding Inventory and Excluded Inventory) located at the Facilities.

      "Owned Real Property" has the meaning set forth in Section 5.9(a).

      "Owned Requisite Rights" means all Intellectual Property Rights owned by Sellers (or any of their Affiliates) and which are used in, held for use in, or otherwise relate to the U.S. Business, other than Intellectual Property Rights that are Excluded Assets.

      "PBGC" has the meaning set forth in Section 5.16(d).

      "Permits" means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

      "Permitted Encumbrances" means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers, or unemployment compensation liens arising in the ordinary course of business; (iii) mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business securing amounts that are not delinquent or are being contested in good faith by appropriate proceedings; (iv) Encumbrances expressly permitted by this Agreement and the Related Documents; (v) Encumbrances discharged or released at or prior to Closing but for which public filings to record such discharges or releases will be filed substantially simultaneously or immediately after Closing; (vi) those items identified in Section 5.8 of the Seller Disclosure Schedule; (vii) zoning, set back, building and other similar restrictions including restrictions and requirements affecting the real property on which the Facilities are located imposed by deeds, leases, development agreements, declarations and redevelopment authorities provided that such Encumbrances do not, individually or in the aggregate have a material adverse effect on the operations of the U.S. Business; and (viii) the interests of lessors in equipment leased or loaned to Sellers.

      "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

      "Post-Closing Period" has the meaning set forth in Section 7.10.

      "Pre-Closing Period" has the meaning set forth in Section 7.10.

      "Pre-Closing Tax Period" has the meaning set forth in Section 9.1.

      "Prepayment Certification" has the meaning set forth in Section 3.4.

      "Proceedings" means any lawsuit, complaint, claim, action, suit or proceedings before any Governmental Entity.

      "Products" means any and all types of optical discs now known or hereafter devised, including compact discs in any form and Digital Versatile Discs in any forms and any other high-density optical discs, including, in each case, any successor format or replacement product. For the purposes of this definition, a compact disc includes audio CD, CD-ROM, Video CD, CD-I, CD-R, CD-RW, Photo CD, Enhanced CD and CD+G as each such term is commonly used and understood. For the purposes of this definition, a Digital Versatile Disc includes DVD-Audio, DVD-Video, DVD-ROM, DVD-R, DVD-RW and DVD-RAM, as each such term is commonly used and understood.

      "Purchase Price" has the meaning set forth in Section 3.1.

      "Purchased Assets" has the meaning set forth in Section 1.1(b).

      "Purchaser" has the meaning set forth in the preamble to this Agreement.

      "Purchaser Acquired Business" has the meaning set forth in Section 7.6(d)(ii).

      "Purchaser Disclosure Schedule" means the written information entitled "Purchaser Disclosure Schedule" delivered by Purchaser to Sellers prior to execution of this Agreement and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

      "Purchaser Environmental Knowledge" means the actual knowledge of the general manager of a Facility and the persons at the Facility with managerial responsibility for matters relating to Environmental, Health and Safety Laws which knowledge was required after the Closing Date.

      "Purchaser Indemnified Persons" means and includes Purchaser and Purchaser (as defined in the Share Purchase Agreement( and each of their Affiliates, and each of their permitted successors and assigns, and the respective officers, directors, employees, shareholders, partners and agents of each of the foregoing.

      "Purchaser Indemnifying Person" means Purchaser and its successors and assigns.

      "Purchaser Losses" means any and all Losses sustained, suffered or incurred by any Purchaser Indemnified Person arising from or in connection with any matter which is the subject of indemnification under Article 11.

      "Purchaser Material Adverse Effect" means any event, condition, change, fact, circumstance or effect, which, individually or in the aggregate, has had or would reasonably be expected to have, with respect to Purchaser, a material adverse effect (i) on the business, operations, and condition (financial or otherwise), operating results or Liabilities of Purchaser or (ii) on its performance of any of its obligations hereunder or under the Related Documents.

      "Purchaser Parent" has the meaning set forth in Section 7.6(d).

      "Purchaser Permitted Joint Venture" means any entity organized as a corporation, limited partnership, limited liability company or limited liability limited partnership of which: (i) neither Purchaser nor any of its Affiliates acts as general partner or controls the operations of such entity, and (ii) Purchaser or any of its Affiliates, separately or as a member of a group, (A) Beneficially Own 50% or less of the economic or voting interests of such entity and the revenues derived from any Seller Core Business represent less than thirty million dollars.

      "Purchaser Reduced Terms" has the meaning set forth in Section 7.6(d)(ii).

      "Purchaser Restricted Period" has the meaning set forth in Section 7.6(d).

      "Purchaser's 401(k)" has the meaning set forth in Section 8.1(e).

      "Purchaser's Last Offer" has the meaning set forth in Section 7.6(d)(ii).

      "Real Property" has the meaning set forth in Section 5.9(c).

      "Related Documents" has the meaning set forth in Section 10.2(e).

      "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure or facility.

      "Remediation Measures" means any (i) investigation, monitoring, clean-up, containment, remediation, mitigation, removal or treatment, including, the preparation and implementation of any work plans and the obtaining of authorizations, approvals and permits with Governmental Entities with respect thereto, and (ii) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Entity.

      "Reno Assignment" has the meaning set forth in Section 10.2(e)(vi).

      "Requisite Rights" means, collectively, the Owned Requisite Rights and the Licensed Requisite Rights.

      "Restricted Territory" has the meaning set forth in Section 7.6(c)(iv).

      "Security Deposit" has the meaning set forth in Section 7.13(a).

      "Selected Plans" has the meaning set forth in Section 5.16(c).

      "Seller(s)" has the meaning set forth in the preamble to this Agreement.

      "Seller Acquired Business" has the meaning set forth in Section
7.6(c)(iii).

      "Seller Competing Business" has the meaning set forth in Section
7.6(d)(ii).

      "Seller Confidential or Proprietary Information" means all information about or relating to Sellers' business, assets and operations (other than the U.S. Business), including all Intellectual Property Rights, provided that Seller Confidential or Proprietary Information shall not include information which: (i) is or becomes generally available or known to the public, other than as a result of any disclosure by Purchaser or any of its Affiliates in violation of this Agreement, or (ii) is or becomes available to Purchaser or one of its Affiliates from any source other than Sellers or their Affiliates.

      "Seller Core Business" has the meaning set forth in Section 7.6(d).

      "Seller Disclosure Schedule" means the written information entitled "Seller Disclosure Schedule" delivered by Sellers to Purchaser prior to execution of this Agreement and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

      "Seller Indemnified Persons" means and includes Sellers and Seller (as defined in the Share Purchase Agreement) and each of their Affiliates, each of their respective successors and assigns, and the respective officers, directors, employees, shareholders, partners and agents of each of the foregoing.

      "Seller Indemnifying Persons" means Sellers and each of their respective successors and assigns.

      "Seller Losses" shall mean any and all Losses sustained, suffered or incurred by any Seller Indemnified Person arising from or in connection with any matter which is the subject of indemnification under Article 11.

      "Seller Permitted Joint Venture" means any entity organized as a corporation, limited partnership, limited liability company or limited liability limited partnership of which: (i) neither Seller nor any of their Affiliates acts as general partner or controls the operations of such entity, and (ii) Sellers or any of their Affiliates, separately or as a member of a Group, (A) Beneficially Own 50% or less of the economic or voting interests of such entity and the revenues of such entity derived from Seller Restricted Activities (I) represent less than 10% of Purchaser's then-existing revenues and (II) represent less than 10% of such entity's then-existing revenues, or (B) Beneficially Own 20% or less of the economic or voting interests of such entity and the revenues of such entity derived from Seller Restricted Activities represent less than 10% of Purchaser's then-existing revenues.

      "Seller Reduced Terms" has the meaning set forth in Section 7.6(c)(iii).

      "Seller Restricted Activities" has the meaning set forth in Section
7.6(c).

      "Seller Restricted Period" has the meaning set forth in Section 7.6(c).

      "Sellers' 401(k)" has the meaning set forth in Section 5.16(c).

      "Sellers' Environmental Obligations" has the meaning set forth in Section 2.2(b)(xii).

      "Seller's Last Offer" has the meaning set forth in Section 7.6(c)(iii).

      "Share Purchase Agreement" has the meaning set forth in the preamble to this Agreement.

      "Site" shall mean any of the Real Property, in each case, including all soil, subsoil, surface waters and groundwater thereat and thereunder.

      "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

      "Superior Proposal" means any bona fide written Acquisition Proposal that a majority of the members of the Applicable Board determines in good faith by resolution duly adopted after conclusion with its outside legal counsel and financial advisor (a) could result in a transaction, that if consummated, is more favorable to the stockholders of a Seller from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions made or proposed by Purchaser) and (b) is reasonably capable of being consummated on the terms proposed (taking into account all legal, financial, regulatory, and other relevant considerations).

      "Supplied Production Components" means the jewel boxes, trays, polycarbonate, ink, lacquer, spine label stock, corrugated boxes, shrink film and blank sticker/label paper stock, valued at Sellers' actual cost of such items for purposes of Section 3.3.

      "Survival Date" has the meaning set forth in Section 11.4.

      "Taxes" means, with respect to any Person, (i) all taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, escheat, license, withholding, payroll, employment, excise, severance, occupation, premium, property or windfall profits taxes, real property tax, alternative or add-on minimum taxes, customs duties or other taxes, fees (including accounting, financial advisor and legal fees directly associated therewith), assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority and (ii) any Liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person or a member of an affiliated or combined group, (B) being a member of an affiliated, consolidated or combined group with any other competitors or (C) a contractual obligation or otherwise.

      "Taxing Authority" means any Governmental Entity with the power to impose Taxes.

      "Tax Return" has the meaning set forth in Section 9.1.

      "Termination Fee" shall mean $3 million.

      "Third Party Claim" has the meaning set forth in Section 11.3.

      "Third Party Receivables" has the meaning set forth in Section 7.14.

      "Threshold Amount" has the meaning set forth in Section 11.5(a).

      "Title Insurer" has the meaning set forth in Section 10.2(e)(viii).

      "Title Policy" has the meaning set forth in Section 10.2(e)(viii).

      "Transfer Taxes" has the meaning set forth in Section 9.2(b).

      "Transferred Employee" has the meaning set forth in Section 8.1(a).

      "UML" has the meaning set forth in the preamble to this Agreement.

      "UMVD" has the meaning set forth in the preamble to this Agreement.

      "U.S. Business" means the following services with respect to Products in the United States, in each case to the extent conducted by Sellers or their Affiliates as of the date hereof: (i) pre-production services (expressly excluding content mastering (other than glass mastering), authoring and similar content preparation); (ii) selection of raw materials suppliers; (iii) ordering raw materials (including components) from various suppliers such as pressing plants, duplicators and printers (unless Purchaser and Sellers have agreed that Sellers or its Affiliates will perform such function); (iv) replication and manufacturing; (v) assembly; (vi) staging for shipment components to various points; (vii) staging for shipment finished units from point of manufacture to distributors and other shipment locations;
(viii) inventory control with respect to raw material component parts; (ix) physical distribution (excluding promotions, in-store displays and similar sales and mastering distributions); (x) processing of returns for scrap or return to inventory; (xi) inventory control (but excluding the ordering and determination of such inventory levels) and warehousing with respect to finished units; and
(xii) shipment of finished units, and, in all cases, expressly excluding the Seller Core Business.

      "U.S. Business Employees" has the meaning set forth in Section 5.15(a).

      "U.S. CD Manufacturing Agreement" means the U.S. CD Manufacturing and Related Services Agreement by and between UMG Recordings, Inc. and Purchaser.

      "U.S. Distribution Agreement" means the U.S. Distribution and Related Services Agreement by and between UMG Recordings, Inc. and Purchaser.

      "U.S. HDFD Manufacturing Agreement" means the U.S. HDFD Manufacturing and Related Services Agreement by and between UMG Recordings, Inc. and Purchaser.

      "U.S. Manufacturing and Distribution Agreements" has the meaning set forth in Section 10.2(e)(ii).

      "WARN Act" has the meaning set forth in Section 5.15(d).

      "Wilkes-Barre Assignment" has the meaning set forth in Section
10.2(e)(vi).

      "WIP" means those items of Inventory located at the Facilities considered works-in-progress (as defined by GAAP and consistent with past practice), valued at Sellers' net book value of such items for purposes of Section 3.3.